UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Novellus Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOVELLUS SYSTEMS, INC.

4000 North First Street

San Jose, California 95134

April 11, 2008

To the Shareholders of Novellus Systems, Inc.:

You are cordially invited to attend the annual meeting of shareholders (the “Annual Meeting”) of Novellus Systems, Inc. (the “Company”) on May 13, 2008 at 8:00 a.m., Pacific Standard Time. The Annual Meeting will be held at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134.

A description of the business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy (i) over the Internet, (ii) by telephone, or (iii) by completing, signing, dating and returning the enclosed Proxy Card promptly in the accompanying envelope. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

/s/ Richard S. Hill
Richard S. Hill
Chairman of the Board and
Chief Executive Officer

NOVELLUS SYSTEMS, INC.

4000 North First Street

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held May 13, 2008

To the Shareholders of Novellus Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of Novellus Systems, Inc. (the “Company”) will be held on May 13, 2008 at 8:00 a.m., Pacific Standard Time, at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134, for the following purposes:

1.	To elect nine directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

2.	To ratify and approve the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached hereto and made a part hereof. The Annual Meeting will be open to shareholders of record, proxy holders, and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

The Board of Directors has fixed the close of business on March 28, 2008 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 13, 2008.

The proxy statement is available at www.proxyvote.com.

FOR THE BOARD OF DIRECTORS,

/s/ Martin J. Collins
Martin J. Collins
Corporate Secretary

San Jose, California

April 11, 2008

YOUR VOTE IS IMPORTANT

To ensure your representation at the Annual Meeting, you are urged to submit your proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy or voting instructions (i) over the Internet at www.proxyvote.com, (ii) by telephone at (800)690-6903, or (iii) by completing, signing, dating and returning the enclosed Proxy Card promptly in the accompanying envelope. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you returned a proxy or voting instructions.

NOVELLUS SYSTEMS, INC.

4000 North First Street

San Jose, California 95134

PROXY STATEMENT

Annual Meeting of Shareholders

May 13, 2008

General Information

The enclosed proxy is solicited on behalf of the Board of Directors of Novellus Systems, Inc., a California corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on May 13, 2008 at 8:00 a.m., Pacific Standard Time (the “Annual Meeting”), and at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The Annual Meeting will be held at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134.

This Proxy Statement and the form of proxy are first being mailed on or about April 11, 2008 to shareholders entitled to vote at the Annual Meeting.

Record Date, Share Ownership and Quorum

Shareholders of record at the close of business on March 28, 2008 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. At the Record Date, 99,590,537 shares of the Company’s common stock (the “Common Stock”) were issued and outstanding. The presence in person or by proxy of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Revocability of Proxies

A shareholder may revoke any proxy or voting instructions given pursuant to this solicitation at any time before its use by delivering to the Company (to the attention of Martin J. Collins, Corporate Secretary, 4000 North First Street, San Jose, California 95134) a written notice of revocation or a duly executed proxy or voting instructions bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

Each share of Common Stock outstanding on the Record Date is entitled to one vote. Under the Company’s cumulative voting provisions, each shareholder may cast his or her votes for a single nominee for director, or distribute among up to nine nominees a number of votes equal to nine multiplied by the number of shares held by that shareholder. However, cumulative voting will not be available unless, at the Annual Meeting, at least one shareholder has given written notice to the chairman of the Annual Meeting of his or her intent to cumulate votes prior to the voting. Cumulative voting will apply only to those candidates whose names have been placed in nomination prior to the voting.

If you are not planning to attend the Annual Meeting and vote your shares in person, your shares of Common Stock cannot be voted until either a signed Proxy Card is returned to the Company or voting instructions are submitted by accessing the Internet website www.proxyvote.com enclosed Proxy Card and following the instructions provided or by calling (800) 690-6903 the designated telephone number included on the enclosed Proxy Card and following the recorded instructions. Any shareholder may change his or her vote before the Annual Meeting by (i) revoking his or her proxy and submitting a proxy bearing a later date, (ii) submitting new voting instructions via the Internet at www.proxyvote.com, or (iii) calling (800) 690-6903 the designated telephone number. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide voting instructions, and to confirm that instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed Proxy Card.

The enclosed Proxy Card also serves as a voting instruction to the trustee of the Novellus Systems, Inc. Retirement Plan for shares of Common Stock held in the Novellus Systems, Inc. Retirement Plan as of the Record Date, provided that instructions are furnished over the Internet or by telephone by 5:00 p.m. Eastern Standard Time on May 7, 2008, or that the Proxy Card is signed, returned, and received by 5:00 p.m. Eastern Standard Time on May 7, 2008. If instructions are not received over the Internet or by telephone by 5:00 p.m. Eastern Standard Time on May 7, 2008, or if the signed Proxy Card is not returned and received by that date and time, the shares of Common Stock in the Novellus Systems, Inc. Retirement Plan will be voted by the trustee in proportion to the shares for which the trustee receives timely voting instructions.

The cost of managing the proxy process will be borne by the Company. The Company has retained the services of Georgeson Shareholder Communications, Inc. (“Georgeson”) to assist in the solicitation of proxies for a fee not to exceed $9,500 plus any customary out-of-pocket expenses and service fees. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to those beneficial owners. Certain of the Company’s directors, officers and regular employees may also, without additional compensation, solicit proxies personally or by telephone, fax or telegram.

The Inspector of Elections will tabulate votes cast by proxy or in person at the Annual Meeting with the assistance of Broadridge Financial Solutions, Inc. (“Broadridge”). The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors at the Annual Meeting whereby directors are elected by a plurality, the affirmative vote of a majority of shares of Common Stock represented and voting at a duly held Annual Meeting at which a quorum is present (which shares of Common Stock voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of the proposals presented to shareholders at this Annual Meeting. In general, California law provides that a quorum consists of a majority of the shares of Common Stock entitled to vote, represented either in person or by proxy. With respect to any matter submitted to a vote of the shareholders, the Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of that matter. Any proxy which is returned using the form of proxy enclosed and which is not marked as to any one of the following items will be voted FOR the election of directors, FOR ratification and approval of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and as the proxy holders deem advisable on other matters that may properly come before the Annual Meeting, with respect in each case to the particular item or items not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter (“broker non-votes”), those shares will be considered present and entitled to vote for purposes of determining a quorum but as not voting with respect to that matter.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and annual report may have been sent to multiple shareholders in a shareholders’ household. The Company believes this “householding” rule will provide greater convenience for its shareholders, as well as cost savings for the Company by reducing the number of duplicate documents that are sent to shareholders’ homes.

The “householding” election appears on the Proxy Card accompanying this Proxy Statement. If you wish to participate in the “householding” program, please indicate “YES” when voting your proxy. Your affirmative or implied consent will be perpetual unless you withhold or revoke it. If you wish to continue to receive separate proxy statements and annual reports for each account in your household, you must withhold your consent to our “householding” program by so indicating when voting your proxy. Please note that if you do not respond, you will be deemed to have consented and “householding” will begin 60 days after the mailing of this document.

You may revoke your consent to “householding” at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent to participate in the “householding” program, or if you submit a written or oral request to the Company to the attention of Martin J. Collins, Corporate Secretary, 4000 North First Street, San Jose, California 95134, each shareholder at your address will receive individual copies of the Company’s disclosure documents within 30 days of receipt of your revocation or request.

Electronic Access of Annual Meeting Materials

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your shareholder communications electronically via e-mail or the Internet. With electronic delivery, we will notify you as soon as the annual report and the proxy statement are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1. Follow the voting instructions to vote using the Internet at www.proxyvote.com, and when prompted, indicate that you agree to receive or access shareholders communications electronically in future years.

2. Check the box on the proxy card, indicating your intent to consent to access future annual reports and proxy statements of the Company electronically over the Internet.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact Broadridge at http://enroll.icsdelivery.com/nvls/index.html.

Deadline for Receipt of Shareholder Proposals

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. For shareholder proposals to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice in writing to the Corporate Secretary of the Company. To be timely for the Company’s 2008 annual meeting of shareholders, a shareholders’ notice must be delivered to or mailed and received at the principal executive offices of the Company between January 27, 2009 and February 26, 2009. A shareholders’ notice to the Corporate Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and intended to be presented at the Company’s 2008 annual meeting of shareholders must be received by the Company not later than December 13, 2008 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The authorized number of directors is currently fixed at nine, as set by the Board of Directors pursuant to the Bylaws of the Company. Accordingly, the shareholders will elect nine directors at the Annual Meeting. The Governance and Nominating Committee (the “Governance Committee”) has recommended, and the Board of Directors has nominated, the nine persons listed below for election as directors at the Annual Meeting, each to serve until the 2009 annual meeting of shareholders, until each director’s successor is elected or appointed or until the earlier resignation or removal of the director. The nine nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive FOR the nine nominees of the Board of Directors named below. Each nominee is currently a director of the Company, and has consented, if elected, to serve until his or her term expires. In the event that any nominee of the Board of Directors is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders shall vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

The Board of Directors recommends a vote FOR the nominees listed below.

Name of Nominee	Age	Principal Occupation	Director Since
Richard S. Hill	56	Chairman of the Board of Directors and Chief Executive Officer of the Company	1993
Neil R. Bonke	66	Retired semiconductor equipment industry executive, private investor	2004
Youssef A. El-Mansy	63	Retired Vice President, Director of Logic Technology Development, Intel Corporation	2004
J. David Litster	69	Professor of Physics at the Massachusetts Institute of Technology	1998
Yoshio Nishi	68	Professor of Electrical Engineering and Director Institute of Technology Facility	2002
Glen G. Possley	67	Managing General Partner of Glen-Ore Associates, a consulting enterprise focused on the semiconductor business	1991
Ann D. Rhoads	42	Chief Financial Officer of Premier, Inc., a healthcare supply management company	2003
William R. Spivey	61	Retired President and Chief Executive Officer of Luminent, Inc.	1998
Delbert A. Whitaker	64	Retired Senior Vice President, Texas Instruments, Inc.	2002

The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his or her successor has been elected and qualified. The Company’s Bylaws provide that no person may be elected to the Board of Directors if that director will, on or prior to the date of such meeting of shareholders, have reached an anniversary exceeding his or her 70th anniversary of birth. If during any term of office a director reaches an anniversary exceeding his or her 70th anniversary of birth, said director shall be allowed to complete his or her term in office but shall not be eligible to seek election to the Board for a subsequent term. There is no family relationship between any director and any other director or executive officer of the Company.

Mr. Hill has been Chief Executive Officer and a member of the Board of Directors of the Company since December 1993. In May 1996, he was appointed Chairman of the Board of Directors. From 1981 to 1993, Mr. Hill was employed by Tektronix, Inc., a provider of communications network management and diagnostic solutions, where he held various positions, including President of the Tektronix Development Company, Vice President of the Test & Measurement Group, and President of Tektronix Components Corporation. Prior to joining Tektronix, Inc., Mr. Hill held engineering or management positions at General Electric Corporation, a multinational technology services conglomerate; Motorola Inc., a communications company; and Hughes Aircraft Company, an aerospace and defense company. Mr. Hill holds a Bachelor of Science degree in Engineering from the University of Illinois and a Master of Business Administration from Syracuse University. Mr. Hill is also a member of the Board of Directors of LSI Logic Corp., Arrow Electronics, Inc. and the University of Illinois Foundation.

Mr. Bonke became a member of the Board of Directors in April 2004. Mr. Bonke has been a private investor for the past six years and is the retired Chairman of the Board of Directors and Chief Executive Officer of Electroglas, Inc., a semiconductor test equipment manufacturer. He also serves on the Board of Directors of Sanmina-SCI Corporation, an electronics manufacturing services company. Mr. Bonke is a past director of the San Jose State University Foundation. Mr. Bonke holds a Bachelor of Science degree in Engineering and Technical Marketing from Clarkson University.

Mr. El-Mansy became a member of the Board of Directors in April 2004. Mr. El-Mansy is the retired Vice President, Director of Logic Technology Development, at Intel Corporation (“Intel”), a leading producer of microchips, computing and communications products, where he was responsible for managing technology development, the processor design center for Intel’s Technology and Manufacturing Group and two wafer manufacturing facilities. Mr. El-Mansy joined Intel in 1979 and led microprocessor technology development at Intel for 20 years. Prior to joining Intel, Mr. El-Mansy held engineering positions at Bell Northern Research, a telecommunications company in Canada. Mr. El-Mansy is also a member of the Board of Directors of Zygo Corporation, a designer and manufacturer of optical systems. Mr. El-Mansy holds Bachelor of Science and Masters degrees in Electronics and Communications from Alexandria University in Egypt and a Ph.D. in Electronics from Carleton University in Ottawa, Canada.

Mr. Litster joined the Board of Directors in February 1998. Mr. Litster is a Professor of Physics at the Massachusetts Institute of Technology (“MIT”). From 1991 to 2001, he was Vice President and Dean for Research at MIT. From 1983 through 1988, he was the director of MIT’s Center for Materials Science and Engineering and from 1988 through 1992; he was the director of the Francis Bitter National Magnet Laboratory at MIT. Mr. Litster is a fellow of the American Physical Society, the American Academy of Arts and Sciences and the American Association for the Advancement of Science. In 1993, Mr. Litster was awarded the Irving Langmuir Prize by the American Physical Society. Mr. Litster holds a Bachelor of Engineering degree from McMaster University in Hamilton, Ontario, Canada, and a Ph.D. in Physics from MIT.

Mr. Nishi joined the Board of Directors in May 2002. Mr. Nishi is a Professor of Electrical Engineering and Director of the Stanford University Nanofabrication Facility. Mr. Nishi joined Stanford University in May 2002 after serving as Director of Research and Development and Senior Vice President at Texas Instruments, Inc., a semiconductor company, from 1995 to 2002. Mr. Nishi joined Texas Instruments, Inc. in 1995 as Vice President and Director of Research and Development for the Semiconductor Group. From 1986 to 1995, Mr. Nishi held various senior management positions in research and development at Hewlett Packard Company (“Hewlett Packard”), a leading provider of products, technologies, software, solutions and services. From 1969 to 1985, Mr. Nishi held various managerial positions at Toshiba Corporation, an electronics corporation. From 1986 to 2002, Mr. Nishi was a Consulting Professor in the Department of Electrical Engineering and served on the Advisory Committee for the Center for Integrated Systems at Stanford University. From 1993 to 1996, Mr. Nishi taught at Waseda University in Japan as a visiting professor of the Material Sciences and Engineering Department and the Electronic Communication Engineering Department for intensive courses. Mr. Nishi served on a wide range of boards, committees and advisory boards including The Development Board and Executive

Committee for the University of Texas, the Board of Directors of the Japan-America Society of Dallas/Fort Worth, the Advisory Committee, Information Sciences & Technology, Lawrence Livermore National Laboratory and the Board of Directors of SEMATECH. In 2006, Mr. Nishi was also a member of the Supervisory Board of Qimonda A.G., the second largest supplier of DRAM memory products. Mr. Nishi holds a Bachelor of Science degree in Metallurgy from Waseda University and a Ph.D. in Electronics Engineering from the University of Tokyo.

Mr. Possley joined the Board of Directors in July 1991. He is currently a managing general partner of Glen-Ore Associates, a consulting enterprise focused on the semiconductor industry. Since 2003 he has served as an Executive Adviser and Investor for the Silicon Border Project. From October 1997 through December 1999, Mr. Possley was an associate consultant at N-Able Group, a semiconductor consulting company. From March 1994 to September 1997, Mr. Possley was President of SubMicron Technology, PCL, a semiconductor wafer manufacturing company. From April 1992 to May 1994, he was Senior Vice President of Manufacturing at Ramtron International, a semiconductor company. From January 1991 to March 1992, he was Vice President, Operations at Sandisk, Inc., a manufacturer of solid state memory systems. From January 1986 to December 1990, Mr. Possley was Senior Vice President of Manufacturing for Philips Semiconductor, Inc., a semiconductor company. Prior to joining Philips Semiconductor, Inc., he was Vice President, Wafer Fabrication and Research and Development at United Technologies Mostek, a multinational conglomerate, and held management and engineering positions with the Semiconductor Products Sector of Motorola Inc., a provide of broadband and wireless communications; Texas Instruments, Inc., a semiconductor company; Fairchild Camera and Instrument Corporation, an electronic research and development company, and the semiconductor division of General Electric Corporation, a multinational technology services conglomerate. Mr. Possley is also a director of Catalyst Semiconductor, Inc., and ASAT Holdings Limited, a global provider of semiconductor assembly, test and design. Mr. Possley holds a Bachelor of Science degree in Mathematics from Western Illinois University and a Ph.D. in Physical Chemistry from the University of Kentucky.

Ms. Rhoads joined the Board of Directors in February 2003. She is Chief Financial Officer of Premier, Inc., a healthcare supply management company. From 1998 to 2000, she was Vice President, Strategic Initiatives at Premier, Inc. From 1993 to 1998, Ms. Rhoads was a Vice President of The Sprout Group, an institutional venture capital firm. Ms. Rhoads is also a member of the Board of Directors of Innovatix, LLC, a privately held company. Ms. Rhoads holds a Bachelor of Science degree in Finance from the University of Arkansas and a Masters degree from the Harvard Graduate School of Business Administration.

Mr. Spivey joined the Board of Directors in May 1998. From 2000 to 2001, he was President, Chief Executive Officer and a Director of Luminent, Inc., a producer of fiber optic components. From 1997 to 2000, he was Group President, Network Products Group of Lucent Technologies a producer of world-wide communications products. From 1994 to 1997, he was Vice President of the Systems and Components Group of AT&T, a communications company. From 1991 to 1994, he was the President of Tektronix Development Company and Group President at Tektronix, Inc., a provider of communications network management and diagnostic solutions. Previously, Mr. Spivey held managerial positions at Honeywell, Inc. and General Electric Corporation, technology services companies with broad business divisions. Mr. Spivey also serves on the Board of Directors of Cascade Microtech, Inc., the Laird Group, Plc., Raytheon Company, and ADC Telecommunications. Mr. Spivey holds a Bachelor of Science degree in Physics from Duquense University, a Masters degree in Physics from Indiana University of Pennsylvania and a Ph.D. in Management from Walden University.

Mr. Whitaker joined the Board of Directors in March 2002. From 1968 to 2000, Mr. Whitaker was employed by Texas Instruments, Inc., a semiconductor company, where he held positions including Senior Vice President of Worldwide Analog and Standard Logic, Vice President of US Semiconductor Business, and various management positions in product departments, marketing and sales. Prior to joining Texas Instruments, Inc., Mr. Whitaker held an engineering position at General Electric Corporation, a multinational technology services conglomerate. Mr. Whitaker holds a Bachelor of Science degree in Electrical Engineering from Texas A&M University where he is a member of the Engineering Advisory Board.

Independence of Directors

A majority of the Board of Directors must qualify as “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”). The Board of Directors has affirmatively determined that eight of the nine current members of the Board of Directors, Ms. Rhoads and Messrs. Bonke, El-Mansy, Litster, Nishi, Possley, Spivey and Whitaker, are independent under the applicable NASDAQ listing standards.

The Company’s independent directors meet regularly in executive session without management. The Board of Directors has also designated a lead director to preside at executive sessions of independent directors. Mr. Spivey is currently the lead independent director.

Board Meetings and Committees

The Board of Directors held six meetings during 2007. During the last year, no incumbent director attended fewer than 75% of the meetings of the Board of Directors and its committees on which he or she served that were held during the period in which he or she was a director. The Company encourages, but does not require, members of the Board of Directors to attend the annual meeting of shareholders. All of the members of the Board of Directors other than Mr. Nishi attended the 2007 annual meeting of shareholders.

The Board of Directors has an Audit Committee, a Stock Option and Compensation Committee (the “Compensation Committee”) and a Governance and Nominating Committee (the “Governance Committee”).

Audit Committee. During 2007, Ms. Rhoads and Messrs. Bonke, Possley and Whitaker served on the Audit Committee, which held 13 meetings over the course of the year. Ms. Rhoads is the chair of the Audit Committee. The Audit Committee oversees the accounting and financial reporting processes of the Company as well as the audits of the Company’s financial statements. The Audit Committee appoints and approves the services performed by the Company’s independent registered public accounting firm and is responsible for reviewing and evaluating the Company’s accounting principles and its system of internal control over financial reporting. All members of the Audit Committee meet the standards for independence set forth in Rule 10A-3(b) promulgated under the Exchange Act, and have been determined by the Board of Directors to be “independent” as that term is defined in Rule 4200(a)(15) of the NASDAQ listing standards. The Board of Directors has further determined that Ms. Rhoads and Mr. Bonke are each an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and are each independent as required by the applicable NASDAQ listing standards.

The Audit Committee operates under a written charter that sets forth its functions and responsibilities. A copy of the charter is posted on the Company’s website at www.novellus.com.

Compensation Committee. During 2007, Messrs. El-Mansy, Litster, Nishi and Spivey served on the Compensation Committee, which held five meetings during the year. Mr. Litster is the chair of the Compensation Committee. All members of the Compensation Committee are “independent” directors within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards. The Compensation Committee administers the issuance of restricted stock and the granting of options to purchase stock of the Company pursuant to the Company’s stock plans and, in accordance with the terms of the respective stock plans, determines the terms and conditions of such issuances and grants. In addition, the Compensation Committee reviews and approves the Company’s executive compensation policy, conducts an annual review of the compensation of each senior executive and makes recommendations to the Board of Directors regarding compensation for the Chief Executive Officer as described under “Executive Compensation and Related Information—Compensation Discussion and Analysis.”

The Compensation Committee operates under a written charter that sets forth its functions and responsibilities. A copy of the charter is posted on the Company’s website at www.novellus.com.

Governance Committee. During 2007, Messrs. El-Mansy, Litster, Nishi and Spivey served on the Governance Committee, which held two meetings during the year. Mr. Spivey is the chair of the Governance Committee. All members of the Governance Committee are “independent” directors within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards. The Governance Committee monitors the size and composition of the Board of Directors. Prior to the Company’s annual meeting of shareholders, the Governance Committee, pursuant to qualification guidelines, assists the Board of Directors in selecting the candidates that will be presented to the Company’s shareholders for election as directors at the next annual meeting. The Governance Committee considers and makes recommendations to the Board of Directors regarding any shareholder recommendations for candidates to serve on the Board of Directors. However, the Governance Committee has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the small number of shareholder recommendations in the past. Shareholders wishing to recommend candidates for consideration by the Governance Committee may do so by writing to the Corporate Secretary of the Company at 4000 North First Street, San Jose, California 95134, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating shareholder’s ownership of Common Stock at least 120 days prior to the next annual meeting of shareholders to assure time for meaningful consideration by the Governance Committee. There is no difference in the manner in which the Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder, by management or by the Board of Directors. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential candidates to serve on the Board of Directors, the Governance Committee considers experience in the semiconductor equipment industry, general business or other experience, the Company’s need for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, and other subjective criteria. Of greatest importance are the individual’s integrity, willingness to be actively involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board of Directors intends to continue to evaluate candidates for election to the Board of Directors on the basis of the foregoing criteria.

The Governance Committee operates under a written charter that sets forth its functions and responsibilities. A copy of the charter is posted on the Company’s website at www.novellus.com.

Corporate Governance

The Company has also adopted a set of Principles of Corporate Governance. The Governance Committee is responsible for overseeing the Principles of Corporate Governance and reporting and making recommendations to the Board of Directors concerning corporate governance matters. Copies of the Principles of Corporate Governance are posted on the Company’s website at www.novellus.com.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that applies to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission (the “SEC”), and the applicable NASDAQ listing standards. A copy of the Code of Conduct is posted on the Company’s website at www.novellus.com. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Conduct.

Communication between Shareholders and Directors

The Board of Directors does not currently have a formal process for shareholders to send communications to it. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board of Directors or by individual directors, as applicable, and that timely and appropriate responses are provided. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board of Directors. Shareholders wishing to formally communicate with the Board of Directors may send communications directly to Richard S. Hill, Chairman of the Board, and/or William R. Spivey, Lead Director, c/o Novellus Systems, Inc., 4000 North First Street, San Jose, California 95134.

Compensation Committee Interlocks and Insider Participation

Messrs. Litster, El-Mansy, Nishi, and Spivey, all of whom are “independent” under the applicable NASDAQ listing standards, served on the Compensation Committee in 2007. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries. There were no interlocks or insider participation between any member of the Board of Directors or the Compensation Committee and any member of the board of directors or compensation committee of another company.

Director Compensation

Directors who are not employees of the Company receive an annual retainer of $30,000, a fee of $2,000 for each meeting of the Board attended and a fee of $1,000 for each meeting of a committee of the Board attended. In October 2007, the additional annual retainer fees paid to each Committee Chairperson were increased to $12,500, based upon market research conducted by the Company’s human resources professionals and the Board’s determination that the increased workload on each Chairperson warranted the increase. Previously, the lead director and the chair of the Audit Committee had received an additional annual retainer fee of $10,000, and the chair of the Compensation Committee received an additional annual retainer fee of $5,000.

Beginning in 2005, non-employee directors also receive an annual restricted stock award of 5,000 shares of Common Stock under the Company’s Amended and Restated 2001 Stock Incentive Plan. Accordingly, on May 14, 2007, Ms. Rhoads and Messrs. Bonke, El-Mansy, Litster, Nishi, Possley, Spivey and Whitaker were each awarded 5,000 shares of restricted stock. One-third of the shares of restricted stock will vest on each successive anniversary of the award.

Director Compensation in 2007

The following table sets forth certain information concerning the compensation of the Company’s non-employee directors for the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)	Total ($)
Neil R. Bonke	$53,000	$92,031	—	—	—	—	$145,031
Youssef A. El-Mansy	$49,000	$92,031	—	—	—	—	$141,031
J. David Litster	$54,000	$92,031	—	—	—	—	$146,031
Yoshio Nishi	$46,000	$92,031	—	—	—	—	$138,031
Glen G. Possley	$55,000	$92,031	—	—	—	—	$147,031
Ann D. Rhoads	$64,000	$92,031	—	—	$53	—	$156,084
William R. Spivey	$59,000	$92,031	—	—	—	—	$151,031
Delbert A. Whitaker	$52,000	$92,031	—	—	—	—	$144,031

(1)	Includes fees earned in 2007 but paid in 2008 and fees earned in 2007 but deferred under the Company’s deferred compensation plan. See “Executive Compensation and Related Information—Compensation Discussion and Analysis—Deferred Compensation.”

(2)	Amounts shown represent expense recognized in the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 Consolidated Financial Statements”). Expense for 2006 and 2007 was recognized in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123R”), for restricted stock awards granted to non-employee directors in 2006 and 2007, excluding any assumption for future forfeitures. There were no actual forfeitures of non-employee director restricted stock awards in 2007 and all other assumptions used to calculate the expense amounts shown above are set forth in Note 14 to the 2007 Consolidated Financial Statements. For each non-employee director, the grant date fair value of the 5,000 shares of restricted stock granted in 2007 was $158,500.

(3)	No stock option awards were granted to non-employee directors during 2007. Stock options have not been granted to non-employee directors since 2004, and all previous stock options were fully vested at the grant date. At December 31, 2007, each non-employee director had the following number of unvested restricted stock awards outstanding: Mr. Bonke 9,999; Mr. El-Mansy 9,999; Mr. Litster 9,999; Mr. Nishi 9,999; Mr. Possley 9,999; Ms. Rhoads 9,999; Mr. Spivey 9,999; and Mr. Whitaker 9,999.

(4)	A non-employee director may defer all or part of his or her director fees earned into the Company’s deferred compensation plan. The amount set forth in the table above represents earnings on Ms. Rhoads’ deferred compensation account determined to be at an above-market rate of interest, which market rate of interest is 120% of the applicable federal long-term rate with monthly compounding as prescribed under section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or 5.54%. Based upon the investment allocations made in connection with the Company’s deferred compensation plan, Ms. Rhoads earned a weighted average rate of return of 5.79% for the year ended December 31, 2007. At December 31, 2007, each non-employee director had the following number of stock options outstanding, all of which are fully vested: Mr. Bonke 18,000; Mr. El-Mansy 18,000; Mr. Litster 27,000; Mr. Nishi 36,000; Mr. Possley 36,000; Ms. Rhoads 36,000; Mr. Spivey 36,000; and Mr. Whitaker 27,000.

PROPOSAL NO. 2

RATIFICATION AND APPROVAL OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1986, and the Audit Committee has selected Ernst & Young LLP to audit the financial statements of the Company for the year ending December 31, 2008. The Board of Directors recommends that shareholders ratify and approve such selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. Ratification and approval of this proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. In the event that a majority of the shares present or represented and entitled to vote are not voted in favor of ratification, the Audit Committee will reconsider its selection.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

In connection with the audit of its financial statements for the year ended December 31, 2007, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006 and of the effectiveness of the Company’s internal control over financial reporting at December 31, 2007 and December 31, 2006, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2007		2006
Audit Fees (1)		$2,337,250		$3,216,000
Audit-Related Fees (2)
Tax Fees (3)
Tax Compliance Fees	1,431,438		1,205,000
Tax Planning and Advisory	505,516		667,000

Total Tax Fees		1,936,954		1,872,000
All Other Fees (4)		10,872		4,000

Total (5)		$4,285,076		$5,092,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements for the years ended December 31, 2007 and 2006, the effectiveness of the Company’s internal control over financial reporting at December 31, 2007 and December 31, 2006, the reviews of the interim unaudited consolidated financial statements included in quarterly reports, accounting consultations and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that would include due diligence in connection with acquisitions and consultations not included in Audit Fees.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advisory and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.

(4)	All Other Fees consist of fees for services other than the services described above. In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services are so compatible.

(5)	For 2007, the percentage of total fees paid to Ernst & Young LLP attributable to Tax Planning and Advisory Fees and All Other Fees was 12.1%. For 2006, the percentage of total fees paid to Ernst & Young LLP attributable to Tax Planning and Advisory Fees and All Other Fees was 13.2%.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Board of Directors recommends a vote FOR the ratification and approval of

Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

OTHER INFORMATION

Executive Officers

In addition to Mr. Hill, the executive officers of the Company as of March 31, 2008, were as follows:

Name	Age	Position
Ginetto Addiego	48	Executive Vice President, Corporate Operations
Timothy M. Archer	40	Senior Vice President and General Manager, PECVD Business Unit
Jeffrey C. Benzing	51	Principal Financial Officer, Executive Vice President and Chief Administrative Officer
Thomas Caulfield	49	Executive Vice President, Sales, Marketing and Customer Service
Fusen E. Chen	48	Executive Vice President and Chief Technology Officer and General Manager, Gapfill Business Unit
Martin J. Collins	44	Senior Vice President, General Counsel, Corporate Secretary and Acting General Manager of Internal Audit
John D. Hertz	41	Principal Accounting Officer, Vice President, Corporate Finance, and Corporate Controller
Patrick J. Lord	42	Senior Vice President, Business Development and Strategic Planning and Acting General Manager of the CMP Business Unit

Mr. Addiego is currently Executive Vice President, Corporate Operations. He joined the Company in February 2005 as Senior Vice President of Corporate Operations. From November 1996 to February 2005, Mr. Addiego was employed at Applied Materials, Inc, a producer of nanomanufacturing technology solutions, where he last served as Senior Vice President and General Manager of ETEC Systems. From March 1995 to November 1996, Mr. Addiego was employed at KLA Instruments Incorporated, a semiconductor company, where he served as Vice President of Engineering, Advanced Inspection Division. Mr. Addiego was employed by Photon Dynamics Incorporated, a supplier of integrated yield-management solutions for the flat panel display market, from 1990 to February 1995, where he last served as Vice President, General Manager of Test and Repair Products. Mr. Addiego holds a Bachelor of Science degree and a Ph.D. in Electrical Engineering from the University of California, Berkeley.

Mr. Archer is currently Senior Vice President and General Manager, PECVD Business Unit. Since joining the Company in 1994, Mr. Archer has held a number of positions, including Senior Vice President, PECVD and Electrofill from October 2005 to February 2006; Vice President and General Manager for the Electrofill Business Unit from April 2002 to October 2005; Senior Director of Technology for the Electrofill Business Unit from April 2001 to April 2002; and Senior Director of Technology for Novellus Systems Japan from July 1999 to April 2001. Prior to joining the Company, Mr. Archer was employed at Tektronix, Inc., a provider of communications network management and diagnostic solutions. Mr. Archer completed the Program for Management Development at Harvard Business School and holds a Bachelor of Science degree in Applied Physics from the California Institute of Technology.

Mr. Benzing is currently the Executive Vice President and Chief Administrative Officer of the Company, a position he has held since December 2007. He is also currently the Principal Financial Officer. Since joining the Company in November 1988 as Director of Special Projects, Mr. Benzing has held a number of positions, including Executive Vice President and Chief Business Officer from March 2004 through December 2007, Executive Vice President of the Depositions Business Group from January 2002 through February 2004; Executive Vice President, Systems Development, Engineering and Manufacturing Operations from July 1999 through December 2001; and Vice President in charge of Product Development from July 1992 through June 1999. From 1984 to 1988, Mr. Benzing was Vice President of Engineering of Benzing Technologies, a company that he co-founded. From 1979 to 1984, Mr. Benzing served in various positions at Hewlett Packard, a leading provider of products, technologies, software, solutions and services. Mr. Benzing holds a Bachelor of Science degree from the University of California, Berkeley and a Master of Science degree from Stanford University, both in mechanical engineering.

Mr. Caulfield is currently Executive Vice President, Sales, Marketing and Customer Service. Mr. Caulfield joined the Company in November 2005. Prior to joining the Company, Mr. Caulfield was employed for 16 years at International Business Machines Corporation (“IBM”), a leading provider of business and consumer services and technology, where he held a number of positions, including Vice President of 300mm Semiconductor Operations. Prior to joining IBM, he worked at Philips Laboratory as a senior member of the research staff. Mr. Caulfield received Bachelor of Science degrees in Materials Science/Metallurgy from Columbia University and in Physics from St. Lawrence University. He also holds a Master of Science and a Doctorate of Engineering Science in Materials Science/Metallurgy from Columbia University.

Mr. Chen is currently Executive Vice President and Chief Technology Officer and General Manager Gapfill Business Unit. He joined the Company as Senior Vice President of Asia-Pacific Operations in October 2004. From January 1994 to September 2004, Mr. Chen was employed at Applied Materials, Inc. (“Applied Materials”), a provider of nanomanufacturing technology solutions, as the Group Vice President and General Manager for the Copper Physical Vapor Deposition (PVD) & Interconnect Product Business Group. Prior to joining Applied Materials, Mr. Chen worked at LSI Logic and SGS-Thomson Microelectronics, both semiconductor companies. Mr. Chen received his Bachelor of Science degree in Materials Science & Engineering from the National Tsing Hua University in Taiwan and his doctorate in Materials Science & Engineering from the State University of New York at Stony Brook. He holds more than 60 U.S. patents and has authored over 50 technical publications. Mr. Chen serves on the Board of Directors of Electroglas, Inc., a semiconductor test equipment manufacturer.

Mr. Collins is currently Senior Vice President, General Counsel and Corporate Secretary, as well as the acting general manager of the Company’s internal audit function. He joined the Company in November of 2006. Prior to joining the Company, Mr. Collins was Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (“Oracle”), a leading enterprise software and services company. Prior to joining Oracle, Mr. Collins was a corporate partner at Mayer, Brown, Rowe & Maw LLP, a global law firm, where he worked from 1991 until 2005. Mr. Collins received his Bachelor of Arts in Political Economy from Williams College and his Juris Doctorate from Georgetown University Law Center.

Mr. Hertz is Vice President, Corporate Finance, and Corporate Controller, a position he has held since joining the Company in June 2007. He is also the Company’s Principal Accounting Officer. Prior to joining the Company, Mr. Hertz worked for Intel Corporation, a leading producer of microchips, computing and communications products, where he held a number of positions, including Central Finance Controller of the Digital Enterprise Group from October 2006 through June 2007, Finance Controller of the Enterprise Platform Services Division from April 2005 through October 2006 and Accounting Policy Controller from June 2000 through April 2005. Mr. Hertz received his Bachelor of Science in Business with an accounting emphasis from Montana State University and was a Practice Fellow at the Financial Accounting Standards Board from July 1998 to June 2000.

Mr. Lord is currently Senior Vice President, Business Development and Strategic Planning and Acting General Manager of the CMP Business Unit. Since joining the Company in February 2001, Mr. Lord has held a number of positions, including Vice President of Business Development and Strategic Planning from October 2004 to October 2005; Senior Director of Marketing from March 2002 to October 2004; and Senior Director of Business Development from February 2001 to March 2002. Prior to joining the Company, Mr. Lord was employed for six years at KLA-Tencor Corporation, a supplier of process control and yield management solutions, in various product marketing and management roles. Mr. Lord holds a Bachelor of Science degree, a Master of Science degree and a Ph.D. in Mechanical Engineering from the Massachusetts Institute of Technology.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy. The Company’s compensation philosophy is to pay for performance. Accordingly, the compensation of each Novellus employee is based in part upon the achievement of company-wide performance objectives. In particular, the incentive compensation of Mr. Hill, the Company’s Chairman and Chief Executive Officer, is based predominantly upon the achievement of corporate performance objectives, and the achievement of these objectives has a significant impact on the incentive compensation of each other senior executive officer.

In establishing the corporate performance objectives, the Company looks to use the same metrics that it believes investors use in determining whether to purchase the Company’s stock: revenue growth, earnings and return on assets. As a result, compensation is driven by the achievement of the same results the Company believes its investors are looking for.

In August of 2007, the Compensation Committee engaged Towers Perrin to perform independent compensation consulting services for the Committee. These services included a competitive compensation review for the Chief Executive Officer and the senior executive officers (including the Named Executive Officers), and a review of the Company’s overall equity award strategy and guidelines with respect to the officers. The consultant was paid an aggregate of approximately $82,000 for such work, and provided no other services to the Company.

Benchmarking. In preparation for gathering compensation information in 2007, the Committee’s independent compensation consultant developed the peer groups described below (“Compensation Peers”), which were reviewed by the Compensation Committee and management prior to their adoption by the Compensation Committee as an appropriate peer group for benchmarking purposes. The Compensation Peers consist of an Industry Peer Group (composed of 20 companies that are considered competitors for investor dollars and key employee talent within the semiconductor capital equipment and semiconductor industries), and a broader Technology Peer Group (composed of the 20 members of the Industry Peer Group along with 10 other technology companies that are competitors for key talent within the broader technology and medical device industries).

For most senior executive officers, it was determined that the Industry Peers would provide an appropriate benchmark. For certain positions (e.g., Chief Financial Officer, General Counsel), the Committee determined that it was more appropriate to look to the broader peer group, as the functional expertise required for the position was likely to be found outside the semiconductor industry as well.

(“Industry Peer Group”):

Altera Corp.	Analog Devices, Inc.	Applied Materials, Inc.
Atmel Corp.	Broadcom Corp.	Cypress Semiconductor Corp.
Fairchild Semiconductor International, Inc.	International Rectifier Corp.	KLA-Tencor Corp.
Lam Research Corp.	Linear Technology Corp.	LSI Corp.
National Semiconductor Corp.	NVIDIA Corp.	ON Semiconductor Corp.
SanDisk Corp.	Spansion, Inc.	Teradyne, Inc.
Vishay Intertechnology, Inc.	Xilinx, Inc.

(“Technology Peer Group”):

Includes the 20 companies in the Industry Peer Group listed above, plus

Autodesk, Inc.	BEA Systems, Inc.	Bio-Rad Laboratories, Inc.
Cadence Design Systems, Inc.	Juniper Networks, Inc.	Network Appliance, Inc.
Palm, Inc.	Synopsys, Nic.	Tektronix, Inc.
Verisign, Inc.

The Compensation Peers were selected based upon a number of factors, including. industry sector, size, market, market share, and other attributes. In reviewing compensation for individual executives, the compensation practices of particular companies in the semiconductor capital equipment business, particularly Applied Materials, KLA-Tencor and LAM Research, may be accorded greater weight.

Data on the compensation practices of the Compensation Peers, is gathered through publicly reported information as well as custom survey cuts of the Radford Surveys. Data is gathered with respect to base salary, bonus, total cash compensation, equity awards, and total direct compensation. Deferred compensation and benefits which are generally available to all employees are not analyzed annually, but are reviewed by the Company from time to time to ensure the benefits the Company offers are competitive.

Corporate Performance Objectives. The Company’s corporate performance objectives consist of (i) increasing revenues at 150% of the industry growth rate in upturns, while declining at less than 50% of the industry rate in downturns, (ii) earning a 15% net profit after tax, and (iii) turning its controllable assets at least 1.5 times annually. The Company believes these metrics are important to its stockholders, and that a focus on achieving them should eventually manifest itself in an increase in shareholder value.

The Company uses the growth rate target in setting certain individual objectives, and uses the net profit after tax and asset turns targets to establish a “corporate factor,” as described further below under “Bonuses.” The corporate factor is a significant driver of the annual bonus of each senior executive officer, although achievement of individual objectives is a factor as well. Mr. Hill does not have individual objectives; he is evaluated solely with respect to the Company’s performance as a whole.

Senior Executive Review Process. The Compensation Committee conducts an annual review of the base salary, bonus and equity awards made to each senior executive officer, including the senior executive officers identified in the Summary Compensation Table below (the “Named Executive Officers”). In 2007, the Committee was assisted in this review by its compensation consultant. Typically, Mr. Hill meets with the Compensation Committee and makes initial compensation recommendations with respect to the senior executives who report to him. His recommendation, made in December 2006 with respect to 2007 compensation, was based in part upon the compensation information gathered by Novellus human resources professionals. (Mr. Hill’s recommendations in December 2007 with respect to 2008 compensation were also based upon information developed by the Compensation Committee’s compensation consultant, who was hired in August 2007). This information, as well as financial information gathered by the Company’s corporate development professionals, is also made available to the Compensation Committee. The senior executives are not present at the time the recommendations are made. In each case, the Compensation Committee takes into account the executive’s scope of responsibilities and experience and balances these against competitive compensation levels, including retention requirements and succession planning with respect to each executive.

The Compensation Committee has the opportunity to meet with the executives at various times during the year, which allows the Compensation Committee to form its own assessment of the executive’s performance. In addition, at the end of each year Mr. Hill shares with the Compensation Committee his evaluation of each executive, including with respect to recent contribution and performance, strengths, weaknesses, development plans and succession potential. Based upon this input, as well as the information provided by the Company’s human resources and corporate development professionals and its Compensation Committee’s independent consultant, the Compensation Committee makes its own assessments and approves compensation for each executive officer, other than Mr. Hill. Both Mr. Hill and the Compensation Committee retain the discretion to adjust compensation objectives, evaluations and determinations in the face of industry and macroeconomic factors which, particularly in the current environment, are subject to rapid change and revision. With respect to Mr. Hill, the Compensation Committee makes a recommendation to the Board of Directors, which makes the final determination concerning Mr. Hill’s compensation.

Components of Senior Executive Compensation. The primary elements of annual compensation for senior executives are base salary, cash bonuses (which fall within the SEC’s definition of “Non-Equity Incentive Plan Compensation” for the purposes of the Summary Compensation Table and otherwise) and equity awards. As described further below, senior executives also receive other forms of compensation, including various benefit plans made available to most of the Company’s employees, but these are not independently evaluated in connection with the annual determination of senior executive compensation. Each of Messrs. Hill and Caulfield also has an agreement with the Company that govern aspects of his compensation, as described below under “Employment and Severance Agreements.”

Aggregate compensation for each senior executive is designed to be competitive with that of executives serving in a comparable capacity in the Compensation Peers, as well as to align the executive’s incentives with the long-term interests of the Company’s shareholders. The Company uses cash bonuses to reward short-term performance, and uses equity awards to both recognize recent performance and to create incentives for long-term performance. Novellus does not look to assign a fixed weighting to any individual component of compensation, as the Company believes that aggregate compensation for each executive must be tailored to meet the competitive characteristics applicable to the executive’s personal and professional circumstances, as well as the performance of the business the executive is responsible for. While the Compensation Committee has the discretion to modify the individual components of compensation Mr. Hill recommends for each senior executive, and the Board of Directors has the discretion to modify the individual components of compensation the Compensation Committee recommends for Mr. Hill, neither the Compensation Committee nor the Board exercised such discretion with respect to 2007 compensation for the Named Executive Officers.

Base Salary. Base salary for senior executives is established annually by the Compensation Committee. Base salaries for executives other than Mr. Hill are based upon his recommendation, which is in turn based upon information gathered by the Company’s human resources professionals and the Compensation Committee’s consultant.

Individual base salary recommendations are made based upon the executive’s performance over both the short and long term. That performance is weighed against the cost and risk of making management changes, including the anticipated level of difficulty in replacing the individual with someone of comparable experience and skill.

Base salary is generally targeted at the 50th percentile for similarly-situated executives. Base salary benchmarking and alignment is critical to the Company’s overall compensation program because bonus potential is stated as a percentage of base salary.

Base salaries for the Named Executive Officers for 2007 were initially determined in December 2006. Applying the process described above, the Named Executive Officers received increases in base salary of an average of 4.6%, which was commensurate with the merit increase in base salary approved for all employees. Mr. Addiego received an additional 5% increase in base salary to reflect the additional responsibilities he had taken on in 2006 and which were to continue in 2007. Following the engagement of its independent compensation consultant in August 2007, the Compensation Committee, with the assistance of the consultant and the Company’s human resources and corporate development professionals, reviewed the base salaries of the senior executive officers on the basis described above. Following this review, in December 2007 Mr. Hill recommended increases in the base salaries of three of the Named Executive Officers for 2008. In the aggregate, the average base salary increase for the senior executive officers as a group was intended to be commensurate with the merit pay increase applicable to all employees. The base salary paid to each Named Executive Officer in 2007 is set forth under “Salary” in the Summary Compensation Table.

Bonuses. In 2007, all senior executives, including the Named Executive Officers, participated in the senior executive bonus program. The starting point for the program is the determination of a target bonus potential for each executive, which is stated as a percentage of base salary. The percentage is established by the Compensation Committee at the end of each year for the following year, although a change in the executive’s responsibilities or extraordinary performance could result in the Compensation Committee acting to modify the percentage during the year. For senior executives other than Mr. Hill, the percentage is based upon his recommendation, although the Compensation Committee makes the final determination in all cases. The percentage is determined by evaluating the practices of the Compensation Peers and is intended to provide an aggregate cash compensation package that would exceed what the executive would receive from competitors in the event that the aggressive individual goals and the corporate performance objectives established by the Company are exceeded.

The program provides for a cash bonus based upon the degree to which the corporate performance objectives, as well as individual performance goals, are achieved. Individual performance goals for each executive are generally outlined by Mr. Hill in the first quarter of the year based upon discussions with the executive. For certain executives, including Mr. Caulfield in 2007 the Company’s achievement of its corporate growth objective is one of the individual performance goals. At the end of the year, each executive reviews his individual performance with Mr. Hill, who in turn makes a recommendation to the Compensation Committee as to the executive’s percentage achievement of the previously outlined individual goals.

Individual objectives may change over the course of the year, including as the result in changes in the executive’s responsibilities. In addition, the Company does not believe an exclusively algorithmic approach to the determination of cash bonuses is appropriate for employees who do not have responsibility for the entire company. Accordingly, both Mr. Hill’s evaluation of the executive’s performance and the Compensation Committee’s determination of the cash bonus necessarily involve a subjective evaluation of the extent to which the executive has achieved his or her individual objectives. These objectives are difficult to achieve; during the most recent two fiscal years only one Named Executive Officer was evaluated as having achieved 100% or more of his or her individual objectives. Mr. Hill’s cash bonus is determined by the Compensation Committee based solely on the degree to which the Company meets the corporate performance objectives described above.

In addition to individual objectives, the bonus of each executive officer is impacted by the operation of the corporate factor, which measures the extent to which the Company has met its corporate performance objectives (achieving a 15% net profit after tax and turning its controllable assets 1.5 times annually). The corporate factor is determined annually by the Compensation Committee based upon the Company’s financial position and results of operations. Each objective is weighted at 50%, and certain minimums and maximums are applied to ensure that the corporate factor is achieved using a balanced approach.

The corporate factor is calculated on a shipments basis rather than on a revenue basis, as the Company believes that, for compensation purposes, shipments more accurately reflect actions within its employees’ control, without regard for the variability of financial results which may occur due to customer acceptance procedures. Asset turnover is based upon controllable asset turns, which the Company defines as assets other than goodwill and fixed assets previously accounted for as synthetic leases, less cash and short-term investments in excess of short-term operating requirements. The Compensation Committee has the discretion to include or exclude the impact of certain items in calculating the corporate factor. Examples of items which may be excluded are charges and benefits from legal settlements and restructuring activities.

The calculation of the corporate factor with respect to Chief Executive Officer and Chief Financial Officer is based upon the Company’s performance on a consolidated basis, while the calculation for the other Named Executive Officers is based upon the performance of the Company’s Semiconductor Group operating segment, which constitutes approximately 90% of the Company’s business and is defined in Note 15 to the 2007 Consolidated Financial Statements. Once the corporate factor has been determined, the Compensation Committee then approves a cash bonus for each of the Named Executive Officers other than Mr. Hill based upon the following formula:

Base Salary x Target Bonus % x Individual Goal Achievement % x Corporate Factor

In calculating the corporate factor for 2007, the Compensation Committee determined that incremental stock compensation expense related to adoption of FAS 123R in should be excluded. In addition, the impairment of an investment made by the Company’s venture investment subsidiary was excluded from the calculation for employees generally (on the basis that the investment did not relate to the ongoing operations of the Company), but included for the purposes of Mr. Hill’s compensation (as he bore ultimate responsibility for the investment decisions of the subsidiary). A portion of the gain on the sale of certain real estate sold in 2007 was excluded on the basis that an accounting charge related to the same real estate had similarly been excluded in 2006. Similar adjustments were made with respect to certain leased real estate.

Using the approach described above, in December 2006, the Compensation Committee, with input from Mr. Hill with respect to the other Named Executive Officers, determined that the target bonus percentage payable to each of the Named Executive Officers would remain unchanged in 2007. The actual bonus amounts paid to the Named Executive Officers are set forth under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Equity Awards. Novellus’ equity compensation program for senior executive employees includes two forms of long-term incentives: restricted stock and stock options. Award size and frequency is based on each executive’s demonstrated level of performance over time. The Company annually reviews award levels and practices to ensure their competitiveness. In making individual awards, the Compensation Committee considers industry practices, the recent performance of each executive, the value of the executive’s previous awards and the Company’s views on executive retention and succession.

Novellus believes compensation plans that are tied to company performance, rather than stock performance against an index, are the optimum way of providing incentives to executives and to reward success, since they are linked to performance elements that are more likely to be within the individual’s control, and since success in these areas will, over the long term, enhance shareholder value.

Performance-Based Restricted Stock Units. In December 2007, the Compensation Committee approved the issuance of restricted stock units (“RSUs”) and stock options to senior executives and employees as part of the annual performance review cycle. For employees at the director level and above, including the Named Executive Officers, 50% of the RSUs were granted with vesting contingent upon meeting specified revenue growth goals over the 2008-2010 timeframe. The remaining RSUs were generally granted with annual vesting based on continued service over four years. The performance-based RSU awards are intended to motivate and reward senior management to achieve key growth goals over a multi-year period, which the Compensation Committee and management believe will drive the creation of long-term shareholder value.

For the performance-based RSUs, the performance measurement date will be December 31, 2010 and the vesting date will be March 31, 2011. The RSU payout will be determined based on two components: (i) Novellus’ revenue growth achievement, and (ii) a modifier based on Novellus’ revenue growth performance relative to selected peers.

The target for 100% payout is 15% compound annual growth rate (CAGR) for years 2008-2010 from base year 2007 consolidated revenue. There will be lower or higher payouts if the CAGR is below or above the 15% target as follows:

2008-2010 Novellus Revenue Growth	RSU Payout
Less than 7%	0%
7% to 15%	Prorated 25% to 100%
15% to 20%	Prorated 100% to 200%
Above 20%	Capped at 200%

The above RSU payout will be modified based on Novellus’ 2008-2010 revenue CAGR relative to the combined calendarized years’ 2008-2010 revenue CAGR of peer companies Applied Materials, Inc., KLA-Tencor Corp., Lam Research Corp., Semitool, Inc., Tokyo Electron Limited and Varian Semiconductor Equipment Associates, Inc. as follows:

2008-2010 Relative Revenue Growth	RSU Payout Modifier
From 0 to 1.5 Times Peer Growth	Novellus Growth / Peer Growth
Greater than 1.5 Times Peer Growth	Capped at 1.5

The vesting schedule and number of options or shares of restricted stock the Compensation Committee grants to each senior executive is determined based upon a number of factors, including market data collected with respect to the Compensation Peers and the evaluation each executive is given by Mr. Hill. In December of 2006, based upon the compensation information gathering and the senior executive review processes described above, the Compensation Committee concurred in the equity award recommendations made for each Named Executive Officer by Mr. Hill for 2007. In December of 2007, based upon a similar process, though with the addition of the recommendations of its compensation consultant, the Compensation Committee concurred with Mr. Hill’s recommendations for 2008.

In concurring with Mr. Hill’s recommendations with respect to the other Named Executive Officers, and in making its recommendations with respect to Mr. Hill’s equity awards, the Compensation Committee considered the executive’s equity ownership interest in the Company, the number of options held and their exercise price, the volume and value of awards held by other executives at the same level of authority in the Company and the need to retain and motivate the executives, each of whom is important to the Company’s continued success. The Board of Directors approved the Compensation Committee’s recommendation with respect to Mr. Hill’s equity awards for both 2007 and 2008 without modification. The equity awards for the Named Executive Officers for 2007 are set forth under “Stock Awards” and “Option Awards” in the Summary Compensation Table.

Equity Award Mechanics. Equity awards are granted pursuant to the Company’s Stock Option Plans as described in the “Equity Compensation Plan Information”. Awards are made at the Compensation Committee’s scheduled meetings or by unanimous written consent. Awards typically fall into two categories: annual awards and new hire and promotion awards. New hire and promotion awards are made on the same day of each month, and annual awards are made at the Compensation Committee’s December meeting. From time to time the Compensation Committee may make grants at other times in connection with employee retention or otherwise. During 2007 there was one grant made that varied from this schedule. This was in connection with the Company’s policy of having the entire Board approve the Compensation Committee’s recommendation with respect to Mr. Hill’s compensation. In that regard, the Board approved on December 14, 2007 the recommendation made by the Compensation Committee on December 13, 2007.

All stock option awards have a per share exercise price equal to the closing price of our Common Stock on the grant date. Restricted stock and restricted stock unit awards may be either based upon performance, the passage of time or both. In most cases, the Company must achieve certain performance goals within the time frame established in connection with the award, in order for performance-based restricted stock to be earned. See the “Outstanding Equity Awards Table.” In the future, performance goals may be scaled so that the recipient can receive a portion of the award in the event the stated performance goals are not fully achieved.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates. The Compensation Committee’s schedule is generally determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Deferred Compensation. Directors and eligible employees, including the Named Executive Officers, are entitled to defer a portion of their salary, and all or a portion of their bonus payments, pursuant to the Company’s nonqualified deferred compensation plan. Amounts credited to the plan may be allocated by the participant among 18 hypothetical investment alternatives. The amounts deferred are not actually invested in the alternatives; the alternatives exist to enable the Company to calculate what a participant is owed at the time the deferred amounts are distributed. The Company purchases insurance to secure a portion of its obligations to the participants. The Named Executive Officers did not participate in the Company’s nonqualified deferred compensation plan during 2007.

Retirement Plans. In addition to participating in the Company’s 401(k) plan, certain senior executive officers who meet certain eligibility criteria are entitled to continued medical and dental coverage following their retirement (the “Post-Retirement Healthcare Plan”). To be eligible, the Named Executive Officers, other than Mr. Hill, are required to be employed by the Company at age 60, and the sum of their age at retirement plus the number of years employed must equal or exceed 72. In the case of Mr. Hill, the Company’s obligations to him upon retirement are described below under “Employment and Severance Agreements” and in the “Pension Benefits Table” below. To be eligible for the program, an executive officer must be in good standing at the time of retirement. The program permits the executive to continue his existing medical and dental coverage until the later to occur of his death or the death of his spouse. Participants in the program would be required to pay premiums in an amount equal to the payments they had been making immediately prior to retirement. No Named Executive Officers are currently eligible to participate in the program. Mr. Hill also has a supplemental executive retirement plan (“SERP”) as described in footnote 2 to the “Pension Benefits Table” below.

Perquisites and Other Benefits. The Company annually reviews the perquisites that senior executives receive. In general, such perquisites are limited. Other than as described in the Summary Compensation Table or under the “Pension Benefits Table” below, the Company’s senior executives are entitled to few benefits that are not otherwise available to all of its employees.

Regulatory Considerations. It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under section 162(m) of the Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation”, as defined in Section 162(m).

In the recent past, compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executive officers may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, each of the Company’s Named Executive Officers has been granted restricted stock, some of which will continue to vest over the next several years based upon either a time based vesting schedule or the achievement of certain performance goals. Please see the “Outstanding Equity Awards Table” for more details regarding such restricted stock awards.

Employment and Severance Agreements

Mr. Hill. Effective as of March 11, 2005, the Company entered into an amended and restated employment agreement with Mr. Hill. This agreement amends and restates in its entirety Mr. Hill’s prior employment agreement dated as of October 1, 1998, as amended December 17, 1999 and January 14, 2004. The agreement provides for an initial employment term through December 31, 2006, with automatic renewals for successive two year periods if Mr. Hill continues to serve on the last day of each term. The agreement further provides that Mr. Hill will receive a base salary of $878,000 per annum which may be amended from time to time and will be eligible to participate in the Company’s then-existing executive bonus plan.

In addition, Mr. Hill will be entitled to receive certain benefits and/or payments in connection with the termination of the agreement. These benefits and/or payments will vary depending upon whether termination of the agreement occurs as a result of Mr. Hill’s death, disability, resignation for “Good Reason” or termination “Not for Cause” (all as defined in the agreement). If the agreement is terminated by reason of Mr. Hill’s death, the Company will continue to pay salary and benefits to Mr. Hill’s estate through the second full month after his death. If the agreement is terminated by reason of Mr. Hill’s disability, as defined in the Agreement, the Company will continue to employ Mr. Hill at the time of disability and for the first 180 days Mr. Hill will receive 100% of his base salary and thereafter Mr. Hill will receive 66 2/3% of his base salary and shall include Mr. Hill in the Company’s health insurance benefit plans until he reaches age 65. If the Company terminates the agreement Not for Cause or if Mr. Hill resigns for Good Reason, Mr. Hill will be entitled to receive (i) the greater of (x) a severance payment equal to two years of his then-current base salary, or (y) his base salary through the expiration date of the agreement, which amount shall be payable in the form of salary continuation for two years on the Company’s normal payroll schedule; (ii) annual bonus payments equal to 150% of his then-current base annual salary during the salary continuation period (payable in any year in which the Company pays any bonuses to any other similarly situated employees); (iii) payment of health insurance premiums in accordance with the Company’s Post-Retirement Healthcare Plan without regard to any age or length of service limitations for that program; (iv) continued vesting of his stock options through the salary continuation period, with vested options to be exercised within three years following the end of such period, during which time Mr. Hill will serve as a consultant; and (v) immediate vesting of his restricted stock awards such that the Company’s right to repurchase such restricted stock shall immediately lapse. Payments during this salary continuation period are conditioned upon Mr. Hill’s not competing with the Company. Mr. Hill’s right to terminate for Good Reason shall continue for two years following a “Change of Control” (as defined in the agreement) in which he accepts a position with the Company or its successor other than as Chairman and Chief Executive Officer. Mr. Hill’s Change of Control payments and benefits may be reduced such that they would not constitute a “parachute payment” within the meaning of Section 280G of the Code, or be subject to the excise tax imposed by Section 4999 of the Code. If the Company (a) terminates the agreement for “Cause” (as defined in the agreement), (b) if Mr. Hill terminates Not for Cause or (c) upon Mr. Hill’s death after reaching the age of fifty-five and still being employed by the Company, no further rights to compensation or benefits will accrue to Mr. Hill, except that in a termination Not for Cause and upon Mr. Hill’s death after reaching the age of fifty-five and still being employed by the Company (i) Mr. Hill and his qualified dependents shall receive continued health insurance coverage under the Company’s officer retirement health benefit program, without regard to any age or length of service limitations for that program and (ii) if Mr. Hill is age fifty-five or older, he will receive a payment equal to twenty-four times his highest base monthly salary and an additional payment calculated according to the schedule set forth in the agreement. If Mr. Hill terminates his employment “Not for Cause” or retires after being disabled he will also receive the benefits he is entitled to under the Company’s July 1993 Board of Directors’ Resolution Regarding Officers’ Retirement, Medical and Dental Coverage; these may include lifetime health insurance for himself and his qualified dependents. See the “Pension Benefits Table” and “Potential Payments Upon Termination or Change-in-Control” below.

In addition, effective as of November 15, 2005, the Compensation Committee authorized the addition of the retirement benefits provided under Mr. Hill’s employment agreement to the plans and programs covered by the Company’s existing rabbi trust agreement with Union Bank of California as trustee. See the “Pension Benefits Table” and “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Caulfield. In connection with the commencement of his employment in 2005, Mr. Caulfield entered into an employment agreement dated as of October 12, 2005. The agreement provides for a base salary of $385,000 annually, which may be amended from time to time at the Company’s sole discretion. The agreement also provides for a minimum 2005 cash bonus of $100,000, a signing bonus of $191,304 and an award of 80,000 shares of restricted stock which vest on the third anniversary of his commencement of employment.

While the agreement provides that Mr. Caulfield is an “at-will” employee, the agreement also provides for certain payments in the event Mr. Caulfield’s employment is terminated. In the event Mr. Caulfield is terminated other than for cause, death or disability (as defined in the agreement) prior to the third anniversary of the date his employment commenced, Mr. Caulfield will be entitled to receive a lump-sum payment equal to the product of (x) his then-monthly base salary and (y) the number of months remaining until such third anniversary (the “Severance Amount”). The agreement does not entitle Mr. Caulfield to any payments upon termination for cause, or disability in excess of what the Company’s policies would otherwise provide. In the event of Mr. Caulfield’s death or resignation for good reason (which is defined in the agreement to include a demotion or material diminution of his duties, a reduction in his base salary without his consent or a material breach of the agreement by the Company), Mr. Caulfield is entitled to receive the Severance Amount and his initial award of 80,000 shares of restricted stock shall be deemed to have vested.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Novellus specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

J. David Litster

Youssef A. El-Mansy

Yoshio Nishi

William R. Spivey

Summary Compensation Table

The following table sets forth certain information concerning compensation of each Named Executive Officer during the fiscal years ended December 31, 2006 and December 31, 2007:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Richard S. Hill	2007	$792,901	—	$524,949	$1,449,972	$1,317,000	$915,300	(5)	$25,984	(6)	$5,026,106
Chairman of the Board and Chief Executive Officer	2006	$840,000	—	$1,273,688	$1,801,197	$1,386,000	$880,238	(5)	$41,972	(6)	$6,223,095

William H. Kurtz	2007	$371,850	—	$269,381	$641,835	$378,300	$—	(11)	$19,401	(7)	$1,680,767
Executive Vice President and Chief Financial Officer	2006	$375,000	—	$615,468	$692,730	$350,625	$15,135	(11)	$16,110	(7)	$2,065,068

Thomas Caulfield	2007	$381,385	—	$571,262	$557,953	$336,604	$12,026	(11)	$12,636	(8)	$1,871,866
Executive Vice President, Sales Marketing and Customer Service	2006	$385,000	—	$597,107	$530,740	$408,173	$13,390	(11)	$74,644	(8)	$2,009,054

Fusen E. Chen (12)	2007	$333,712	—	$217,741	$618,632	$329,176	$9,849	(11)	$14,750	(9)	$1,523,860
Executive Vice President, ands Chief Technology Officer

Ginetto Addiego	2007	$348,014	—	$79,451	$645,838	$343,283	$3,816	(11)	$6,750	(10)	$1,427,152
Executive Vice President, Corporate Operations	2006	$335,000	—	$401,940	$688,577	$420,090	$5,492	(11)	$6,600	(10)	$1,857,699

(1)	During 2007, in recognition of a difficult business environment, certain of the Company’s employees, at the Vice President level and above, voluntarily reduced their base salary for the period July 1, 2007 to December 31, 2007. The voluntary reduction for Mr. Hill was 20% and the voluntary reduction for Messrs. Kurtz, Caulfield, Chen and Addiego was 10%. The voluntary reduction for Vice Presidents who were not members of the Executive Staff was 5%. Without these voluntary reductions, the Salary amounts shown above for 2007 would have been higher by $87,800 for Mr. Hill, $19,500 for Mr. Kurtz, $20,000 for Mr. Caulfield, $17,500 for Mr. Chen and $18,250 for Mr. Addiego. The voluntary reduction in base salary had no effect on bonus targets or levels and did not change the amounts potentially payable to the Named Executive Officers in the event of termination, change in control or other similar events. See “Potential Payments Upon Termination or Change-in-Control”. Also, see “Employment and Severance Agreements” for a full description of the benefits and payments that Mr. Hill and his qualified dependents will receive upon his death, disability, resignation for “Good Reason” or termination “Not for Cause” (each as defined in such agreement).

(2)	Stock awards consist of restricted stock and, for 2007, restricted stock units. Amounts shown do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent expense recognized in the 2007 Consolidated Financial Statements in accordance with SFAS 123R, excluding any assumption for future forfeitures. All other assumption used to calculate the expense amounts shown are set forth in Note 14 to the 2007 Consolidated Financial Statements. There were no actual forfeitures of stock awards by any Named Executive Officers in 2006 or 2007. Certain performance-based restricted stock awards issued prior to 2007 were determined not to be probable of vesting and any expense previously recorded was reversed in 2007. The 2006 amounts shown included performance-based restricted stock expense that was reversed in 2007 as follows: Mr. Hill, $520,159; Mr. Kurtz, $64,724; Mr. Caulfield, $14,705; Mr. Addiego, $89,734. Accordingly, the 2007 amounts shown for these Named Executive Officers are net of these reversals.

(3)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent expense recognized in the 2007 Consolidated Financial Statements in accordance with SFAS 123R, excluding any assumption for future forfeitures. There were no actual forfeitures of stock options by any Named Executive Officers in 2006 or 2007. The accounting methods and assumptions used to calculate the expense amounts shown for stock options granted in 2006 and 2007 are set forth in Note 14 to the 2007 Consolidated Financial Statements and are disclosed in the footnotes to our consolidated financial statements included in our Annual Reports on Form 10-K for each of the years ended December 31, 2002 to 2005 for stock options granted in years prior to the adoption of SFAS 123R.

(4)	Amounts consist of cash incentive compensation awards earned for services rendered in the fiscal year. The amounts were paid pursuant to the senior executive bonus program described in “Compensation Discussion and Analysis—Components of Senior Executive Compensation—Bonuses.”

(5)	Amounts consist of changes to the pension value of Mr. Hill’s SERP of $920,530 in 2007 and $840,000 in 2006 and changes to the actuarial present value of Mr. Hill’s accumulated benefits under the Post-Retirement Healthcare Plan of $(5,230) in 2007 and $40,238 in 2006. See the “Pension Benefits Table.” The present value of accumulated benefits at December 31, 2007 declined for Mr. Hill due to the change in the interest rate assumption between years.

(6)	Represents amounts paid by the Company on behalf of Mr. Hill as follows: (i) $10,070 in 2007 and $26,500 in 2006 for tax planning and preparation fees, (ii) $9,164 in 2007 and $8,872 in 2006 for financial advisory fees and (iii) $6,750 in 2007 and $6,600 in 2006 for matching contributions to Mr. Hill’s account under the Company’s qualified 401(k) plan.

(7)	Represents amounts paid by the Company on behalf of Mr. Kurtz as follows: (i) $12,651 in 2007 and $9,510 in 2006 for tax planning and preparation fees and (ii) $6,750 in 2007 and $6,600 in 2006 for matching contributions to Mr. Kurtz’s account under the Company’s qualified 401(k) plan.

(8)	Represents amounts paid by the Company on behalf of Mr. Caulfield as follows: (i) $4,584 in 2007 and $3,329 in 2006 primarily for financial advisory fees, (ii) $1,302 in 2007 and $71,315 in 2006 for relocation fees, including $465 in 2007 and $8,801 in 2006 of tax assistance and (iii) $6,750 in 2007 for matching contributions to Mr. Caulfield’s account under the Company’s qualified 401(k) plan.

(9)	Represents amounts paid by the Company on behalf of Mr. Chen as follows: (i) $8,000 for tax planning and preparation fees and (ii) $6,750 for matching contributions to Mr. Chen’s account under the Company’s qualified 401(k) plan.

(10)	Represents amounts paid on behalf of Mr. Addiego as follows: $6,750 in 2007 and $6,600 in 2006 for matching contributions to Mr. Addiego’s account under the Company’s qualified 401(k) plan.

(11)	Amounts consist of a change in the actuarial present value of accumulated benefits under the Post-Retirement Healthcare Plan. See the “Pension Benefits Table.” Mr. Kurtz’ accumulated plan benefit at December 31, 2007 declined by $19,815 due to his pending resignation. The decline is excluded from Mr. Kurtz’ total compensation above.

(12)	New addition to table in 2007; prior year information is not required.

Grants of Plan Based Awards Table

The following table sets forth certain information concerning grants of awards made to each Named Executive Officer during the fiscal year ended December 31, 2007:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair value of Stock Option and Awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Richard S. Hill	NA	$—	$1,317,000	$—
	12/14/2007								100,000	$26.01	1,142,700
	12/14/2007					35,000	105,000				910,350

William H. Kurtz (6)	NA	$—	$390,000	$—

Thomas Caulfield	NA	$—	$400,000	$—
	12/13/2007								50,000	$26.15	574,425
	12/13/2007					5,000	15,000				130,750
	12/13/2007							5,000			130,750

Fusen Chen	NA	$—	$350,000	$—
	12/13/2007								50,000	$26.15	574,425
	12/13/2007					9,000	27,000				235,350
	12/13/2007							9,000			235,350

Ginetto Addiego	NA	$—	$365,000	$—
	12/13/2007								50,000	$26.15	574,425
	12/13/2007					9,000	27,000				235,350
	12/13/2007							9,000			235,350

(1)	Amounts shown are the targeted cash incentive compensation award potential for each Named Executive Officer under the senior executive bonus program as described in “Compensation Discussion and Analysis—Components of Senior Executive Compensation—Bonuses”. There are no threshold or maximum payout amounts. The target amounts are based upon the individual’s 2007 base salary. Actual amounts earned by the Named Executive Officers for 2007 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Amounts shown as the target number of shares are performance-based restricted stock units granted to the Named Executive Officers in December 2007. The units will vest on a pro-rata basis, from a threshold of 0% of target to a maximum of 300% of target, based on Company’s revenue growth criteria. See “Compensation Discussion and Analysis—Equity Awards- Performance-Based Restricted Stock Units.”

(3)	Amounts shown are the number of shares of service-based restricted stock units granted in December 2007. The shares will vest at the rate of one-fourth per year on the anniversary of the grant date.

(4)	Amounts shown are the number of shares underlying the options granted to the Named Executive Officers in December 2007. The options will vest with respect to the Named Executive Officers at a rate of one-fourth per year on the anniversary of the grant date.

(5)	Amounts shown represent the aggregate fair value of stock units and stock options at the date of grant calculated in accordance with SFAS 123R. Assumptions used to calculate the grant date fair value amounts are set forth in Note 14 to the 2007 Consolidated Financial Statements. The exercise price equals the share price of Common Stock on the grant date for stock options included in the table above. However, the fair value shown above may not be indicative of the value realized on the date the option is exercised due to variability in the share price of Common Stock.

(6)	Mr. Kurtz did not receive any grants in 2007.

The Summary Compensation and Grants of Plan-Based Awards Tables should be read in conjunction with both the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives and “Employment and Severance Agreements,” which provides a description of the material terms of any employment arrangements with our Named Executive Officers. For the Named Executive Officers, the amount of salary relative to total compensation averages approximately 22% before any of the voluntary salary reductions described in footnote (1) of the Summary Compensation Table.

Outstanding Equity Awards Table

The following table sets forth certain information concerning outstanding equity awards for each Named Executive Officer as of December 31, 2007:

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard S. Hill	—		100,000	(3)	—	$26.01	12/14/2017
	33,334		66,666	(4)	—	$34.36	12/15/2016
	75,000		75,000	(5)	—	$24.61	12/16/2015
	150,000		50,000	(6)	—	$27.81	12/10/2014
	150,000	(1)(2)	—		—	$31.24	06/11/2014
	165,648		—		—	$29.24	12/13/2012
	11,893		—		—	$48.71	04/12/2012
	122,459		—		—	$47.95	04/11/2012
	300,000		—		—	$38.70	12/20/2011
	100		—		—	$28.00	09/20/2011
	300,000		—		—	$30.25	12/15/2010
	354,000		—		—	$25.56	12/16/2009
	5,769		—		—	$17.33	01/04/2009
	2,033		—		—	$12.29	07/17/2008
								100,000	(7)	$2,757,000
											110,000	(8)	$3,032,700
William H. Kurtz	16,250		48,750	(9)	—	$33.39	12/14/2016
	10,000		10,000	(10)	—	$24.76	12/15/2015
	50,000		50,000	(11)	—	$26.22	09/01/2015
								35,000	(12)	$964,950
											20,000	(13)	$551,400
Thomas Caulfield	—		50,000	(14)	—	$26.15	12/13/2017
	16,250		48,750	(9)	—	$33.39	12/14/2016
	31,250		62,500	(15)	—	$21.86	10/31/2015
								85,000	(16)	$2,343,450
											20,000	(17)	$551,400
Fusen E. Chen	—		50,000	(14)	—	$26.15	12/13/2017
	12,500		37,500	(9)	—	$33.39	12/14/2016
	20,000		20,000	(10)	—	$24.76	12/15/2015
	12,500		12,500	(18)	—	$21.54	10/27/2015
	15,000		5,000	(19)	—	$27.48	12/16/2014
	75,000		25,000	(20)	—	$25.58	10/21/2014
								40,000	(21)	$1,102,800
											30,000	(22)	$827,100
Ginetto Addiego	—		50,000	(14)	—	$26.15	12/13/2017
	16,250		48,750	(9)	—	$33.39	12/14/2016
	20,000		20,000	(10)	—	$24.76	12/15/2015
	50,000		50,000	(23)	—	$29.03	02/17/2015
								26,500	(24)	$730,605
											31,500	(25)	$868,455

(1)

Certain options included above were unvested and “out-of-the-money” with an exercise price equal to or greater than $30.00 as of November 15, 2005. On this date, the Compensation Committee and the Audit Committee approved a plan to provide for immediate vesting of these options for all of the Company’s employees. The Company’s decision to accelerate the vesting of these options was in anticipation of compensation expense to be recorded subsequent to the applicable effective date of SFAS 123R and the Company considered that, because these options had exercise prices in excess of the then current market value, the options were not fully achieving their original objectives of incentive compensation and employee retention. Each of the Company’s Executive Officers, as defined under Rule 405 of the Securities Act, whose options were accelerated under this plan entered into a Resale Restriction Agreement which imposed restrictions on the sale of any shares received through the exercise of accelerated options until the earlier of (i) the original vesting dates set forth in the option or (ii) the Executive Officer’s termination of employment. Refer to the Company’s Current Report on Form 8-K filed with the SEC on November 15, 2005 for the form of Resale Restriction Agreement.

(2)	Amount includes 37,500 stock options with accelerated vesting as described in footnote 1 that would not have been exercisable at December 31, 2007 under the original vesting schedule. These options were granted on June 11, 2004 with a four-year vesting schedule. The remaining original vesting on the fourth anniversary of the grant date is 37,500 options on June 11, 2008.

(3)	These options were granted on December 14, 2007 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(4)	These options were granted on December 15, 2006 and vest at a rate of one-third per year on the anniversary of the grant date.

(5)	These options were granted on December 16, 2005 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(6)	These options were granted on December 10, 2004 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(7)	The unvested shares consist of the following restricted stock awards: (i) 25,000 shares granted on December 15, 2006 that will vest on December 15, 2009 and (ii) 75,000 shares granted on June 11, 2004 that will vest on June 11, 2009. Mr. Hill’s award granted on June 11, 2004 allows for 50% of the shares to vest before the fifth anniversary of the grant date if the Company achieves aggregate revenue of $2.5 billion over four consecutive quarters.

(8)	The unvested shares consist of the following performance-based restricted stock awards and units: (i) 35,000 units granted on December 14, 2007 that will vest March 31, 2011 on a pro-rata basis (0% to 300%) depending on (a) the Company’s’ compound annual growth in revenue (CAGR) between fiscal 2007 and fiscal 2010 and (b) the Company’s CAGR performance in comparison to certain peer companies for the same period (collectively, the “2010 CAGR Performance Goals”). See “Compensation Discussion and Analysis—Equity Awards—Performance-Based Restricted Stock Units”, (ii) 25,000 shares granted on December 15, 2006 that will vest if the Company achieves aggregate revenue of $2.1 billion over four consecutive quarters by December 31, 2010 and (iii) 50,000 shares granted on December 16, 2005 that will vest if the Company achieves aggregate revenue of $2.0 billion over four consecutive quarters by December 15, 2009.

(9)	These options were granted on December 14, 2006 and vest at a rate of one-fourth per year on the anniversary of the grant date. Mr. Kurtz forfeited his unvested options on February 29, 2008, his last day of employment with the Company.

(10)	These options were granted on December 15, 2005 and vest at a rate of one-fourth per year on the anniversary of the grant date. Mr. Kurtz forfeited his unvested options on February 29, 2008, his last day of employment with the Company.

(11)	These options were granted on September 1, 2005 and vest at a rate of one-fourth per year on the anniversary of the grant date. Mr. Kurtz forfeited these unvested options on February 29, 2008, his last day of employment with the Company.

(12)	The unvested shares consist of the following restricted stock awards: (i) 5,000 shares granted on December 15, 2005 that vest on December 15, 2008 and (ii) 30,000 shares granted on September 1, 2005 with the following vest dates and amounts: September 1, 2008 (10,000); September 1, 2009 (10,000); September 1, 2010 (10,000). Mr. Kurtz forfeited these unvested awards on February 29, 2008, his last day of employment with the Company.

(13)	The unvested shares consist of (i) 15,000 performance-based restricted stock awards granted on December 14, 2006 that will vest if the Company achieves aggregate revenue of $2.0 billion over four consecutive quarters by December 31, 2009 and (ii) 5,000 performance-based restricted stock awards granted on December 15, 2005 that will vest if the Company achieves aggregate revenue of $2.0 billion over four consecutive quarters by December 15, 2009. Mr. Kurtz forfeited his unvested awards on February 29, 2008, his last day of employment with the Company.

(14)	These options were granted on December 13, 2007 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(15)	These options were granted on October 31, 2005 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(16)	The unvested shares consist of the following restricted stock awards and restricted stock units: (i) 5,000 units granted on December 13, 2007 that vest at a rate of one-fourth per year on the anniversary of the grant date and (ii) 80,000 shares granted on October 31, 2005 that vest on October 31, 2008.

(17)	The unvested shares consist of (i) 5,000 performance-based restricted stock units granted on December 13, 2007 that will vest on March 31, 2011 on a pro rata basis (from 0% to 300%) if the Company achieves the 2010 CAGR Performance Goals and (ii) 15,000 performance-based restricted stock awards granted on December 14, 2006 that will vest if the Company achieves aggregate revenue of $2.0 billion over four consecutive quarters by December 31, 2009.

(18)	These options were granted on October 27, 2005 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(19)	These options were granted on December 16, 2004 and vest at a rate of one-fourth per year on the anniversary of the grant date.

(20)	These options were granted on October 21, 2004 and vest at a rate of one-fourth per year on the anniversary of the hire date of October 4, 2004.

(21)	The unvested shares consist of the following restricted stock awards and restricted stock units: (i) 9,000 units granted on December 13, 2007 that will vest at a rate of one-fourth per year on the anniversary of the grant date, (ii) 6,000 shares granted on December 15, 2005 that vest on December 15, 2008, (iii) 5,000 shares granted on October 27, 2005 that vest on October 27, 2010, (iv) 15,000 shares granted on May 2, 2005 that vest on October 4, 2009 and (v) 5,000 shares granted on December 16, 2004 that will vest on December 16, 2009. Mr. Chen’s award granted on December 16, 2004 allow for 50% of the respective shares to vest before the fifth anniversary of the grant date if the Company achieves aggregate revenue of $2.5 billion over four consecutive quarters.

(22)	The unvested shares consist of (i) 9,000 performance-based restricted stock units granted on December 13, 2007 that will vest on March 31, 2011 on a pro rata basis (from 0% to 300%) if the Company achieves the 2010 CAGR Performance Goals, (ii) 15,000 performance-based restricted stock awards granted on December 14, 2006 that will vest if the Company achieves aggregate revenue of $2.0 billion over four consecutive quarters by December 31, 2009 and (iii) 6,000 performance-based restricted stock awards granted on December 15, 2005 that will vest if the Company achieves aggregate revenue of $2.0 billion over four consecutive quarters by December 15, 2009.

(23)	These options were granted on February 17, 2005 and vest at a rate of one-fourth per year on the anniversary of the hire date of February 14, 2005.

(24)	The unvested shares consist of the following restricted stock awards and restricted stock units: (i) 9,000 units granted on December 13, 2007 that vest at a rate of one-fourth per year on the anniversary of the grant date, (ii) 7,500 shares granted on December 15, 2005 that vest on December 15, 2008 and (iii) 10,000 shares granted on May 2, 2005 that vest on February 14, 2008.

(25)	The unvested shares consist of (i) 9,000 performance-based restricted stock units granted on December 13, 2007 that will vest on March 31, 2011 on a pro rata basis (from 0% to 300%) if the Company achieves the 2010 CAGR Performance Goals, (ii) 15,000 performance-based restricted stock awards granted on December 14, 2006 that will vest if the Company achieves aggregate revenue of $2.0 billion over four consecutive quarters by December 31, 2009 and (iii) 7,500 performance-based restricted stock awards granted on December 15, 2005 that will vest if the Company achieves aggregate revenue of $2.0 billion over four consecutive quarters by December 15, 2009.

Option Exercises and Stock Vested Table

The following table sets forth certain information concerning all exercises of stock options and vesting of restricted stock for each Named Executive Officer during the fiscal year ended December 31, 2007:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Richard S. Hill	—	—	50,000	$1,307,500
William H. Kurtz	—	—	10,000	$279,200
Thomas Caulfield	21,250	$215,479	—	—
Fusen E. Chen	—		5,000	$140,100
Ginetto Addiego	—		10,000	$314,000

(1)	The value realized equals the difference between the option exercise price and the sale price of Common Stock at the time of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the closing price of Common Stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits Table

The following table sets forth certain information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement for each Named Executive Officer during the fiscal year ended December 31, 2007:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)		Payments During Last Fiscal Year ($)
Richard S. Hill	SERP (2)	14	$2,709,840		—
	Post-Retirement Healthcare Plan (3)	N/A	$309,263		—
William H. Kurtz	Post-Retirement Healthcare Plan (4)	N/A	—		—
Thomas Caulfield	Post-Retirement Healthcare Plan (5)	2	$27,505	(6)	—
Fusen E. Chen	Post-Retirement Healthcare Plan (5)	3	$34,345	(6)	—
Ginetto Addiego	Post-Retirement Healthcare Plan (5)	2	$14,224	(6)	—

(1)	Amounts include benefits in which the Named Executive Officer may not have been vested at December 31, 2007.

(2)	Mr. Hill’s SERP is a cash retirement plan. In each payroll period, we credit Mr. Hill’s SERP account with an amount equal to a percentage of Mr. Hill’s base salary in that period. Mr. Hill becomes fully vested in his SERP benefit a) upon Mr. Hill’s death after reaching the age of fifty-five and still being employed by the Company or b) when his employment with the Company terminates, provided that for a period of two years following termination, Mr. Hill refrains from further employment as either an executive or member of the board of directors of any of the Company’s competitors. Upon fulfillment of these conditions, Mr. Hill’s minimum SERP benefit will be equal to 24 times his highest base monthly salary paid during his employment. An additional payment equal to the following multiples of Mr. Hill’s highest base monthly salary paid during his employment will be provided with reference to Mr. Hill’s attained age on the date his employment terminates or upon Mr. Hill’s death after reaching the age of fifty-five and still being employed by the Company: 12 times at age 56; 24 times at age 57; and 36 times at age 58 or older. As provided for in Mr. Hill’s employment agreement, Mr. Hill has elected to receive payment in five equal annual installments upon his death after reaching the age of fifty-five and still being employed by the Company or termination of his employment with the Company.

(3)	Upon retirement, Mr. Hill may become eligible to receive benefits under the Executive Officers’ Medical and Dental Retirement Benefits Plan described in footnote (5) below. However, under the provisions of Mr. Hill’s employment agreement, Mr. Hill is now eligible to receive these benefits without regard to any other age or length of service limitation other than being an employee in good standing.

(4)	The Company discontinued accruing benefits for Mr. Kurtz under the Executive Officers’ Medical and Dental Retirement Benefits Plan as of December 31, 2007, as Mr. Kurtz had announced by such date his intent to resign as Executive Vice President and Chief Financial Officer effective early in 2008.

(5)

The Executive Officers’ Medical and Dental Retirement Benefits Plan provides for medical and dental coverage that is substantially comparable to coverage provided to active employees for Executive Officers and their spouses for the duration of their lifetimes. At the end of 2007, all Named Executive Officers were potentially eligible to participate in the Post-Retirement Healthcare Plan (assuming the applicable age, length of service and good standing requirements are met upon their actual retirement). Executive Officers are required to pay premiums for such coverage which would be equal to rates then applicable to active employees and their spouses. Executive Officers are entitled to receive these benefits provided each is in good standing upon termination of employment, each has reached the age of 60, and the age plus years of service upon termination equals at least 72. The same assumptions used to calculate the benefit obligation for our Post-Retirement Healthcare Plan in our 2007 Consolidated Financial Statements, including a discount rate of 6.45% and a mortality rate obtained from the 1994 Group Annuity Mortality Table, were used to calculate the present value of the accumulated benefit shown in the table above.

(6)	Amounts included in the table above assume that Messrs. Caulfield, Chen and Addiego will continue employment with the Company and otherwise satisfy the applicable eligibility requirements of the Executive Officers’ Medical and Dental Retirement Plan described in (5) above.

Potential Payments Upon Termination or Change-in-Control

All of the Company’s employees are employees at will. Accordingly, they may be terminated at any time, with or without cause. With respect to Mr. Hill and Mr. Caulfield, their agreements with the Company require certain payments upon termination depending upon the reason their employment is terminated. See “Employment and Severance Agreements.” Other than Mr. Hill’s right to terminate his employment for Good Reason (as defined in his agreement), which continues for two years following a “Change of Control” (as defined in his agreement) under certain circumstances, a change in control of the Company does not result in the payment to any Named Executive Officer of any amounts to which the executive would not otherwise be entitled absent a change in control.

The table below sets forth the estimated amount of payments and other benefits each Named Executive Officer would be entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on December 31, 2007. Amounts potentially payable under plans which are generally available to all salaried employees, such as life and disability insurance, are excluded from the table. The values related to vesting of stock options and awards are based upon the fair market value of our Common Stock of $ 27.57 as reported on the NASDAQ Global Select Market on December 31, 2007, the last trading day of our fiscal year. Actual payments made at any future date would vary, including based upon the amount the Named Executive Officer would have accrued under the applicable benefit or compensation plan as well as based upon the price of our Common Stock.

Name	Event	Salary & Other Cash Payments ($) (1)		Vesting of Stock Options ($)		Vesting of Stock Awards ($)		Healthcare Benefits ($) (2)	Total ($)
Richard S. Hill	Death	$1,902,334	(3)	—		$2,894,850	(4)	—	$4,797,164
	Disability	5,518,196	(5)	$378,000	(5)	5,789,700	(5)	—	11,685,896
	Resignation Not for Cause or Retirement	1,756,000	(6)	—		—		—	1,756,000
	Resignation for Good Reason or Involuntary Termination Not for Cause	4,390,000	(7)	275,332	(7)	5,789,700	(8)	—	10,455,032
	Change in Control	4,390,000	(7)	378,000	(9)	5,789,700	(8)	—	10,557,700	(10)
William H. Kurtz	Death or Disability	—		—		758,175	(4)	—	758,175
Thomas Caulfield	Death	—		—		2,550,225	(11)	—	2,550,225
	Disability	—		—		1,447,425	(12)	—	1,447,425
	Resignation for Good Reason or Involuntary Termination Not for Cause	333,333	(13)	—		2,205,600	(14)	—	2,538,933
Fusen E. Chen	Death or Disability	—		—		964,950	(4)	—	964,950
Ginetto Addiego	Death or Disability	—		—		799,530	(4)	—	799,530

(1)	The amounts shown in this table reflect the base salaries in effect on June 30, 2007, prior to the voluntary pay reduction previously described in the footnote (1) to the “Summary Compensation Table.”

(2)	Under the terms of Mr. Hill’s employment agreement, Mr. Hill and his dependents will be provided healthcare benefits for the duration of their lifetimes as of the date of Mr. Hill’s termination, disability or death. Mr. Hill will pay premiums equal to the rates then applicable to active employees’ spouses and dependents. The Company’s obligations related to Mr. Hill’s healthcare benefits are discussed in the “Pension Benefits Table”.

(3)	Under the terms of Mr. Hill’s employment agreement, if Mr. Hill’s employment terminates as a result of his death, his estate would be entitled to (i) his pro-rated base salary and benefits paid bi-weekly through the second full month after Mr. Hill’s death and (ii) his SERP benefit (see description in footnote (6) below). At December 31, 2007, these potential payments are $146,334 and $1,756,000, respectively. The SERP benefit is based on the highest monthly salary during Mr. Hill’s employment. It is payable to his estate in five equal annual instalments based on Mr. Hill’s previous election.

(4)	Under the terms of each Named Executive Officer’s restricted stock award, half of the total number of shares of restricted stock awards and restricted stock units shall immediately vest if continuous service is terminated as a result of the death or disability of the Named Executive Officer.

(5)

Under the terms of Mr. Hill’s employment agreement, if Mr. Hill were to become disabled while employed by the Company, he would remain an employee of the Company until he reaches the age of 65. During this time, Mr. Hill would be entitled to receive 100% of his then base salary thru the last day of the month in which the 180th day of disability occurs. Thereafter, until he reaches the age of 65, he will receive 66 2/3% of his then base salary payable bi-weekly. Mr. Hill’s employment agreement requires that any long-term disability insurance payments received by Mr. Hill would reduce the Company’s disability payments. The amount shown above has not been reduced by any potential long-term disability insurance. As an employee, Mr. Hill’s outstanding stock options and stock awards would continue to vest. The stock options amount excludes options with an exercise price greater than the Company’s Common Stock closing price of $27.57 on December 31, 2007.

(6)	Mr. Hill attained age 55 during 2007 and, under the terms of Mr. Hill’s employment agreement, if he terminates his employment or upon his death, Mr. Hill and his qualified dependents are entitled to receive the amount shown above which reflects the accumulated benefits associated with his SERP. At age 55, the benefit consists of an additional cash payment equal to 24 times Mr. Hill’s highest base monthly salary paid during employment. In addition, a supplemental payment equal to the following multiples of Mr. Hill’s highest base monthly salary paid during employment would be made based on Mr. Hill’s age at the time of retirement or Mr. Hill’s age at the time of his death: 12 times at age 56—$878,000; 24 times at age 57—$1,756,000; and 36 times at age 58 or older—$2,634,000. These amounts are payable in five equal annual instalments based on Mr. Hill’s election and are conditioned upon Mr. Hill adhering to the noncompetition conditions set forth in the employment agreement throughout a two-year period following termination.

(7)	Under the terms of Mr. Hill’s employment agreement, Mr. Hill will receive for a period of two years the following: (i) compensation in the form of salary continuation equal to two years then current base salary payable bi-weekly, (ii) payments equal to 150% of his base annual salary in any year in which any non-equity incentive compensation payments are made to similarly situated employees, and (iii) continued vesting of any outstanding stock option awards. After the two year period, Mr. Hill would serve as a consultant to the Company for a period of three years during which time Mr. Hill would have the ability to exercise any vested options. In the event of a change-in-control, Mr. Hill’s employment agreement provides that, if he accepts a position with the successor company, and terminates his employment for good reason (as defined in the agreement) within two years of the change-in-control, Mr. Hill will be entitled to the same benefits he would otherwise be entitled to upon termination for good reason absent a change-in-control.

(8)	Under the terms of Mr. Hill’s employment agreement, all unvested restricted stock awards and restricted stock units would immediately vest.

(9)	Under the terms of Mr. Hill’s employment agreement, all unvested stock options would immediately vest.

(10)

Under the terms of Mr. Hill’s employment agreement, if any payment or benefit Mr. Hill would receive pursuant to a change in control would constitute a parachute payment within the meaning of Section 280G of the Code, then such payment or benefit would be reduced to an amount that resulted in no portion of the payment or benefit being subject to the excise tax. If such reduction were to occur, Mr. Hill’s employment agreement provides for payments and benefits to be reduced in a specified order. Based on an estimate of amounts to be received in relation to Mr. Hill’s taxable income for the preceding five years, the payments and benefits set forth in the table above did not result in amounts being subject to the excise tax and therefore, there was no resulting reduction in payments or benefits.

(11)	Upon Mr. Caulfield’s death, all shares of restricted stock awarded in conjunction with his employment and half of the total number of shares or units of restricted stock awarded on December 15, 2006 and December 13, 2007 would immediately vest.

(12)	Under the terms of Mr. Caulfield’s stock awards, half of the total number of shares of restricted stock awarded shall immediately vest if continuous service is terminated as a result of Mr. Caulfield’s disability.

(13)	Under the terms of Mr. Caulfield’s employment agreement, Mr. Caulfield will receive a lump sum payment equal to his then monthly base salary multiplied by the number of months until October 2008, the third anniversary of his employment with the Company. The amount is reduced to the extent that Mr. Caulfield receives wages or self-employment income during the period thru October 2008.

(14)	Under the terms of Mr. Caulfield’s employment agreement, all shares of restricted stock awarded in conjunction with employment will immediately vest.

Equity Compensation Plan Information

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2007, including the Amended and Restated 1992 Stock Option Plan, the Amended and Restated 1992 Employee Stock Purchase Plan, the 2001 Plan (as defined below), the 2001 NQ Plan (as defined below), and the option plans and agreements assumed by the Company in connection with the acquisitions of GaSonics International Corporation (the “GaSonics Acquisition”) and SpeedFam-IPEC, Inc. (the “SpeedFam-IPEC Acquisition”) (together, with the exception of the 2001 Plan and the Amended and Restated 1992 Employee Stock Purchase Plan, the “Previous Plans” and collectively, together the “Company’s Stock Option Plans”).

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	21,947,169	$31.79	(6)	7,035,853	(7)
Equity compensation plans not approved by security holders (2) (3) (4)	960,692	$36.23		—
Total (5)	22,907,861	$31.99	(6)	7,035,853	(7)

(1)	Represents shares of Common Stock issuable pursuant to the Company’s Amended and Restated 1992 Stock Option Plan (the “1992 Plan”), the 1992 ESPP, and the 2001 Plan.

The 1992 Plan was originally adopted by the Board of Directors in April 1992 and was approved by the shareholders in May 1992. The Board of Directors adopted amendments and restatements of the 1992 Plan in 1993, 1995, 1996, 1997, 1998 and 1999. These amendments and restatements were approved by the shareholders in 1994, 1995, 1996, 1997, 1998 and 2000. The 1992 Plan is administered by the Compensation Committee. Options granted pursuant to the 1992 Plan generally vest ratably over a four-year period on the anniversary of the date of grant or as determined by the Compensation Committee. Stock options expire ten years after the date of grant. The 1992 Plan expired in 2002 and options are no longer granted under the 1992 Plan. As of December 31, 2007, there were options outstanding to purchase 6,264,977 shares of Common Stock under the 1992 Plan at a weighted average exercise price of $33.67 per share and no shares available for future issuance.

The 1992 ESPP was originally adopted by the Board of Directors and approved by the shareholders in May 1992. Amendments and restatements of the 1992 ESPP were adopted by the Board of Directors and approved by the shareholders in 1995, 1996, 1997, 1998, 1999, 2002 and 2007. The purpose of the 1992 ESPP is to provide participating employees of the Company with an opportunity to purchase Common Stock through payroll deductions. The 1992 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. The 1992 ESPP is implemented by one offering during each six-month period. The Board of Directors may alter the duration of the offering periods without shareholder approval. The price per share at which shares are sold under the 1992 ESPP is equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the six-month offering period, or (ii) 85% of the fair market value of the Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date is determined by the Board of Directors based upon the last sale price of the Common Stock on the NASDAQ Global Select Market as of such date. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed the lesser of (i) 15% of a participant’s eligible compensation, which is defined in the 1992 ESPP to include the regular straight time gross salary in effect at the beginning of the offering period, exclusive of any payments for overtime, shift premium, bonuses, commissions, incentive compensation, incentive payments, or other compensation, or (ii) $5,000 for each offering period. A participant may purchase no more than 1,000 shares in any one offering period. As of December 31, 2007, there were 1,045,919 shares available for future issuance under the 1992 ESPP.

The 2001 Plan was originally adopted by the Board of Directors in March 2001 and approved by the shareholders in May 2001. An amendment and restatement of the 2001 Plan was adopted by the Board of Directors and approved by shareholders at the annual meeting of shareholders in 2007. The amendment consolidated all of the Company’s equity award activities going forward including all shares that were available for grant under the 2001 Non-Qualified Stock Option Plan (the “2001 NQ Plan”), GaSonics Plans (as defined below) and the SpeedFam-IPEC Plans (as defined below) available for grant as of May 11, 2007. The 2001 Plan is administered by the Compensation Committee. Options granted pursuant to the 2001 Plan generally vest ratably over a four-year period on the anniversary of the date of grant or as otherwise determined by the Compensation Committee. Options expire ten years after the date of grant. The stock options issued under the 2001 Plan have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant of the option. Options are generally non-transferable. As of December 31, 2007, there were options outstanding to purchase 8,324,360 shares of Common Stock under the 2001 Plan at a weighted average exercise price of $28.46 per share, 1,134,240 outstanding restricted stock units, and 6,409,494 shares available for future issuance.

Includes 6,223,592 shares of Common Stock issuable pursuant to option plans and agreements granted prior to May 11, 2007, pursuant to the Company’s 2001 NQ Plan. The Board of Directors adopted the 2001 NQ Plan in December 2001. The term of all options granted under the 2001 NQ Plan shall not exceed ten years from the date of grant.

(2)	Includes 378,037 shares of Common Stock issuable pursuant to option plans and agreements granted prior to May 11, 2007 assumed pursuant to the GaSonics Acquisition. The option agreements were originally issued by GaSonics under the GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan, the Gamma Precision Technology 1998 Stock Option Plan and the GaSonics International Corporation 2000 Supplemental Stock Option Plan (collectively, the “GaSonics Plans”), which are described below.

Pursuant to the GaSonics Acquisition, the Company assumed the option agreements then outstanding under the GaSonics Plans (the “GaSonics Assumed Options”). The GaSonics Assumed Options are governed by the terms of the respective GaSonics Plan under which they were originally issued. Options governed by the terms of the GaSonics Plans generally are non-transferable (with the exception of non-qualified stock options, which may be assigned) and expire no later than ten years from date of grant. Options generally are exercisable immediately upon vesting. Shares of Common Stock issuable and/or exercised under the GaSonics Plans vest based upon years of service, generally four years. The GaSonics Plans, other than the Gamma Precision Technology 1998 Stock Option Plan, which was assumed by GaSonics when GaSonics acquired Gamma Precision Technology, were duly approved by the shareholders of GaSonics prior to the GaSonics Acquisition.

(3)	Includes 332,655 shares of Common Stock issuable pursuant to option plans and agreements granted prior to May 11, 2007 assumed pursuant to the SpeedFam-IPEC Acquisition. The option agreements were originally issued by SpeedFam-IPEC under the SpeedFam, Inc. 1991 Employee Incentive Stock Option Plan, as amended, the SpeedFam-IPEC, Inc. 1992 Stock Option Plan, as amended, the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC International, Inc., as amended, the 2001 Nonstatutory Stock Option Plan of SpeedFam-IPEC, Inc., and the Stand-Alone Nonstatutory Stock Option Agreement of SpeedFam-IPEC, Inc., dated June 14, 2001 (collectively, the “SpeedFam-IPEC Plans”), which are described below.

Pursuant to the SpeedFam-IPEC Acquisition, the Company assumed the option agreements then outstanding under the SpeedFam-IPEC Plans (the “SpeedFam-IPEC Assumed Options”). The SpeedFam-IPEC Assumed Options are governed by the terms of the respective SpeedFam-IPEC Plan under which they were originally issued. Options governed by the terms of the SpeedFam-IPEC Plans generally are non-transferable and expire no later than ten years from date of grant. Options generally are exercisable immediately, upon vesting. Shares of Common Stock issuable and/or exercised under the SpeedFam-IPEC Plans vest based upon years of service, generally four years. The SpeedFam-IPEC Plans, other than the 2001 Nonstatutory Stock Option Plan of SpeedFam-IPEC, Inc. and the Stand-Alone Nonstatutory Stock Option Agreement of SpeedFam-IPEC, Inc., dated June 14, 2001, were duly approved by the shareholders of SpeedFam-IPEC prior to the SpeedFam-IPEC Acquisition.

(4)	Includes 250,000 shares of Common Stock issuable pursuant to the grant of an employment inducement stock option to Mr. Somekh, who joined the Company in January 2004.

(5)	Includes stock options and restricted stock units and excludes restricted stock awards.

(6)	The calculation of the weighted average exercise price of outstanding options, warrants and rights excludes restricted stock units.

(7)	Performance-based restricted stock units may vest up to a maximum of 300% of target. See “Compensation Discussion and Analysis—Equity Awards—Performance-Based Restricted Stock Units.” Accordingly, shares available is reduced by the maximum potential shares that could be issued for the performance awards.

Certain Relationships and Related Transactions

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing all related party transactions for potential conflicts of interest on an ongoing basis and approving all such transactions (if such transactions are not approved by another independent body of the Board). A report is made to our Audit Committee annually disclosing all related parties that are employed by us and related parties that are employed by other companies that we had a material relationship with during that year. The following were reportable transactions that occurred during year 2007.

The Company leases an aircraft from a third-party entity wholly owned by the Company’s Chairman and Chief Executive Officer. Under the aircraft lease agreement, the Company incurred lease expense of $0.7 million for the year ended December 31, 2007. The Audit Committee authorized the Company’s internal audit function to conduct a study of lease rates for similar aircraft as part of the internal audit plan approved by the Audit Committee in February 2007. The results of this study confirmed that rates charged by the third-party entity would be comparable to amounts charged by third-party commercial charter companies for similar aircraft.

The Company employs Mr. Hill’s spouse, Loan Hill, as Senior Director of Information Technology. Ms. Hill has been employed with the Company since 1991. As of and for the year ended December 31, 2007, Ms. Hill received compensation of approximately $312,156 and the intrinsic value of her unexercised stock options was $23,019. In addition, the Company employs Mr. Benzing’s spouse, Victoria Shannon Benzing, as a Patent Executive. Ms. Benzing has been employed with the Company since 1995. As of and for the year ended December 31, 2007, Ms. Benzing received compensation of approximately $277,637 and the intrinsic value of her unexercised stock options was $150,563. The compensation paid to Ms. Hill and Ms. Benzing is commensurate with their peers.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be deemed to be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities to the shareholders with respect to the Company’s independent registered public accounting firm, accounting and financial reporting practices, the quality and integrity of the Company’s financial statements and reports, and the Company’s system of internal control over financial reporting. The Board of Directors has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. A copy of the charter is available on the Company’s website at www.novellus.com. Since the effective date of the Sarbanes-Oxley Act of 2002, the Audit Committee has become responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm.

With regard to the fiscal 2007 audit, the Audit Committee discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2007, the scope, extent and procedures for its audits. Following completion of the audits, the Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, the cooperation received by it during the audit examination, its evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 and the overall quality of the Company’s financial reporting.

Management has the primary responsibility for the Company’s financial statements, reporting process and systems of internal controls. In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, with management. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with Ernst & Young LLP its judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement of Auditing Standards No. 61 “Communication with Audit Committees.” In addition, the Audit Committee received from Ernst & Young LLP written disclosures and a letter regarding its independence as required by the Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees”, discussed with Ernst & Young LLP its independence from management and the Company, and considered the compatibility of non-audit services with such independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors subsequently approved) the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

In addition, the Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, and the Board of Directors concurred with such selection. The Audit Committee has recommended to the shareholders that they ratify and approve the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Ann D. Rhoads

Neil R. Bonke

Glen G. Possley

Delbert A. Whitaker

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Common Stock as of December 31, 2007 as to (a) each director and nominee, (b) each Named Executive Officer for the year ended December 31, 2007, (c) all current executive officers and directors as a group, and (d) each person known by the Company, as of December 31, 2007, to beneficially own more than 5% of the outstanding shares of its Common Stock. Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Novellus Systems, Inc., 4000 North First Street, San Jose, California 95134.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Directors and Named Executive Officers (1)
Richard S. Hill (2)	2,057,826	1.91%
Neil R. Bonke (3)	33,000	*
Youssef A. El-Mansy (4)	34,333	*
J. David Litster (5)	45,833	*
Yoshio Nishi (6)	51,000	*
Glen G. Possley (7)	75,333	*
Ann D. Rhoads (8)	51,000	*
William R. Spivey (9)	69,000	*
Delbert Whitaker (10)	42,000	*
Fusen E. Chen (11)	195,881	*
Thomas Caulfield (12)	142,500	*
Ginetto Addiego (13)	172,901	*
William H. Kurtz (14)	137,675	*
All current executive officers and directors as a group (18 persons) (15)	4,506,660	4.12%
Persons Owning More Than 5% of Common Stock
Private Capital Management, L.P. (“PCM”) (16)	11,391,468	10.76%
BlackRock, Inc. (17)	12,249,803	11.57%
State Street Bank and Trust Company, Trustee (18)	5,984,156	5.65%
Clearbridge Advisors, LLC (19)	6,729,182	6.35%
Vanguard Group, Inc. (20)	6,878,073	6.50%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Applicable percentages are based on 105,891,432 shares outstanding on December 31, 2007, adjusted as required by the rules. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Includes (i) options to purchase an aggregate of 1,670,236 shares are currently exercisable or will be exercisable within 60 days of December 31, 2007, (ii) 175,000 shares subject to further vesting restrictions, (iii) 6,214 shares held by Mr. Hill’s spouse, (iv) 4,000 shares held by Mr. Hill’s spouse subject to further vesting restrictions and (v) options to purchase an aggregate of 70,460 shares held by Mr. Hill’s spouse are currently exercisable or will be exercisable within 60 days of December 31, 2007.

(3)	Includes (i) options to purchase an aggregate of 18,000 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 9,999 shares subject to further vesting restrictions.

(4)	Includes (i) options to purchase an aggregate of 18,000 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 9,999 shares subject to further vesting restrictions.

(5)	Includes (i) options to purchase an aggregate of 27,000 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 9,999 shares subject to further vesting restrictions.

(6)	Includes (i) options to purchase an aggregate of 36,000 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 9,999 shares subject to further vesting restrictions.

(7)	Includes (i) options to purchase an aggregate of 36,000 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 9,999 shares subject to further vesting restrictions.

(8)	Includes (i) options to purchase an aggregate of 36,000 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 9,999 shares subject to further vesting restrictions.

(9)	Includes (i) options to purchase an aggregate of 36,000 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 9,999 shares subject to further vesting restrictions.

(10)	Includes (i) options to purchase an aggregate of 27,000 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 9,999 shares subject to further vesting restrictions.

(11)	Includes (i) options to purchase an aggregate of 135,000 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 52,000 shares subject to further vesting restrictions.

(12)	Includes (i) options to purchase an aggregate of 47,500 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 95,000 shares subject to further vesting restrictions.

(13)	Includes (i) options to purchase an aggregate of 111,250 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 40,000 shares subject to further vesting restrictions.

(14)	Includes (i) options to purchase an aggregate of 76,250 shares which are currently exercisable or will be exercisable within 60 days of December 31, 2007 and (ii) 55,000 shares subject to further vesting restrictions.

(15)	Includes (i) options to purchase an aggregate of 4,506,660 shares held by the current executive officers and directors which are currently exercisable or will be exercisable within 60 days of December 31, 2007, (ii) 677,492 shares held by the current executive officers and directors subject to further vesting restrictions, and (iii) indirect holdings attributable to executive officers spouses including options exercisable within 60 days of December 31, 2007 and shares subject to further vesting restrictions in the amount of 369,560 shares.

(16)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2008, Private Capital Management, L.P. (“PCM”) has sole voting and dispositive power with respect to 596,300 shares and shared voting and dispositive power with respect to 10,795,168 shares as of December 31, 2007. PCM, 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108.

(17)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2008, BlackRock, Inc. has shared voting and dispositive power over 12,249,803 shares and does not have sole voting or dispositive power with respect to any shares as of December 31, 2007. BlackRock, Inc. 40 East 52nd Street New York, NY 10022.

(18)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, State Street Bank and Trust Company, Trustee has sole voting power with respect to 5,984,156 shares, shard dispositive power over 5,984,156 shares and does not have sole dispositive or shared voting power with respect to any shares as of December 31, 2007. State Street Bank and Trust Company, Trustee 225 Franklin Street Boston, MA 02110.

(19)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, Clearbridge Advisors, LLC has shared voting power with respect to 5,611,479 shares, shared dispositive power over 6,279,182 shares, and does not have sole voting or dispositive power with respect to any shares, has as of December 31, 2007. Clearbridge Advisors, LLC 399 Park Avenue New York, NY 10022.

(20)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, Vanguard Group, Inc. has sole voting power with respect to 119,461 shares, sole dispositive power with respect to 6,878,073 shares, and does not have shared voting or dispositive power with respect to any shares as of December 31, 2007. Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC and NASDAQ. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required to have been filed for such persons, the Company believes that its executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except the Company inadvertently failed to file a Form 3 on Mr. Hertz’ behalf in connection with his appointment as a Section 16 executive officer of the Company.

Other Business

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Whether or not you expect to attend the Annual Meeting of shareholders in person, you are urged to submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instruction. You may submit your proxy or voting instructions (i) over the Internet, (ii) by telephone, or (iii) by completing, signing, dating and returning the enclosed Proxy Card by mail in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your Proxy Card or submit your proxy over the Internet or by telephone and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, NOVELLUS SYSTEMS, INC., 4000 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

THE BOARD OF DIRECTORS

Dated: April 11, 2008

ATTN: INVESTOR SERVICES 4000 N. FIRST STREET SAN JOSE, CA 95134

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Novellus Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years or, if voting by mail please check the applicable box below to indicate that you agree to receive or access shareholder communications electronically in the future.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Novellus Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NOVSY1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOVELLUS SYSTEMS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2.

1. To elect nine directors of the Company to serve for the ensuring year until their successors are elected and qualified.

Nominees:

01) Richard S. Hill

02) Neil R. Bonke

03) Youssef A. El-Mansy

04) J. David Litster

05) Yoshio Nishi

06) Glen G. Possley

07) Ann D. Rhoads

08) William R. Spivey

09) Delbert A. Whitaker

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2. Proposal to ratify and approve the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.

For Against Abstain

Authority is hereby given to the proxies identified on the reverse side of this card to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Consent to electronic access:

By marking this box, I consent to access future annual reports and proxy statements of Novellus Systems, Inc. over the Internet. I understand that unless I request otherwise or revoke my consent, Novellus Systems, Inc. will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent I can contact Novellus Systems, Inc.’s transfer agent, The Bank of New York Mellon.

Yes No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K Wrap Combo Document are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOVELLUS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 13, 2008

The undersigned hereby appoints Richard S. Hill and Martin J. Collins, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all shares of Common Stock of Novellus Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., local time, on May 13, 2008, at the Company’s principal executive offices, 4000 North First Street, San Jose, California, 95134, or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 28, 2008 as the Record Date for determining the shareholders entitled to notice of and to vote at the 2008 Annual Meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.

THIS PROXY COVERS ALL SHARES FOR WHICH THE UNDERSIGNED HAS THE RIGHT TO GIVE VOTING INSTRUCTIONS TO VANGUARD FIDUCIARY TRUST COMPANY, TRUSTEE OF THE NOVELLUS SYSTEMS, INC. RETIREMENT PLAN (THE “PLAN”). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN TO THE TRUSTEE BY MAY 7, 2008 AT 5:00 PM EASTERN STANDARD TIME THE PLAN’S TRUSTEE WILL VOTE YOUR SHARES HELD IN THE PLAN FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE